UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE14A
(RULE 14A-101)
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934
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MYERS INDUSTRIES, INC.
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)
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NOTICE OF 2022
ANNUAL MEETING OF SHAREHOLDERS
AND PROXY STATEMENT

1293 South Main Street — Akron, Ohio 44301
March 21, 2022
Dear Fellow Shareholders,
It is a privilege to work on behalf of Myers Industries’ shareholders as its Chairman of the Board. I am writing to update you on our work throughout the past year.
It has been two years since Mike McGaugh joined Myers as our new CEO in March 2020. Despite the enormously difficult business and human circumstances posed by the continued worldwide COVID pandemic, Mike and the Myers management team have performed admirably. The Board remains unanimously aligned with Mike’s strategic vision, which the Company publicly unveiled in late 2020. As we expressed at that time, our goal is to grow Myers, both organically via commercial excellence and through M&A by pursuing bolt-on acquisitions in value-added plastics. To that end, late in 2020, we purchased Elkhart Plastics, which was our first significant acquisition in some time. In August 2021, we followed up that acquisition by purchasing Trilogy Plastics of Alliance, Ohio. We continue to expect both of these acquisitions--which are in our "core competency"--will be financially accretive to our shareholders. Thanks both to Myers' management and the acquired management teams of Jack Welter at Elkhart and Stephen Osborn at Trilogy, our integration is going extraordinarily well. As a board and management team, we held multi-day strategy meetings last Fall to further refine our strategies. We continue to have a robust pipeline of potential acquisitions, and pledge that such purchases will remain in our core competency and deliver what we believe to be long-term value to you, our shareholders.
As part of our strategic vision, we have made tangible progress toward our goal of integrating the Company’s various divisions into “One Myers.” This internal integration is well underway. Our divisions are coming together as one – they are thinking and acting like a single, larger, integrated company. As a result, our commercial opportunities have grown remarkably. This is demonstrated by last year's organic growth of more than 28%, which is a very nice contrast to -6% and -10% in each of the prior two years.
In addition to commercial advantages presented by “One Myers,” the Company has also benefitted from the scale and capability of a larger enterprise. Despite the headwinds of rapid and large cost pressures during the year (for instance, raw material costs increased about $60 million) we were able to increase prices on a Company-wide basis. This would not have been possible under our previous decentralized basis. A "One Myers" mentality also benefits the Company and its shareholders due to our human capital. Under the leadership of our new Vice President of Human Resources Lorelei Evans, we have instituted succession planning and development planning for over 200 employees. We believe that our compensation system has appropriately focused management on stakeholder alignment, especially since long-term incentive compensation is now better aligned with shareholder returns by adding relative total shareholder return as a modifier and by shifting 75% of the CEO’s long term incentive opportunity to a performance-based award.
Despite the “Zoom environment” that became commonplace for everyone for much of the last two years, the board was fully engaged during 2021. There were seven board meetings and a total of twelve committee meetings. We also returned to "in person" meetings in the latter part of the year, culminating in the multi-day strategy meeting mentioned earlier.
As a board, we continue to emphasize "board refreshment." Seven of our nine director nominees have served for six years or less and last year we welcomed new Chairs for each of our three Committees (two of which are chaired by women). More than one-third of the independent directors on this year's slate are women, and we also have diverse representation. On the management team, one-third are women, and over one-half of the management level hires and promotions have been diverse candidates, which is a substantial increase since Mike became CEO.
At this year's Annual Meeting, Bob Stefanko will be retiring from the board. Bob has been the longest-serving director (since 2007), but has also been one of the hardest working and most conscientious directors. As a long time Audit Chair and careful observer of the Company's finances, Bob will be sorely missed by the board and your Chairman.

The board continually looks at "pro shareholder" governance matters, having recently proactively instituted proxy access and last year receiving shareholder approval of our proposal to institute “majority voting,” which we believe is another measure making the board and management more accountable to shareholders. We are pleased to report that ISS has given us its top possible "Governance Grade."
With regard to Environmental, Social, and Governance (ESG) Matters, we recently formed a working committee with management to focus on this topic, led by director Bill Foley and have amended the charter of our Corporate Governance Committee to include that committee’s oversight of ESG matters. We recognize the importance of sustainability, a diverse workforce, and a commitment to our communities. Myers is now a member of the Alliance to End Plastic Waste, a global coalition focused on the removal of plastic waste from the environment. Our proxy statement includes our ESG initiatives. We believe our business has a positive impact on the environment and we are in the process of communicating this point to our stakeholder groups. These important ESG matters are reported to the Board on a regular basis.
For the sixth consecutive year, we reached out to all shareholders owning more than 1% of Myers’ outstanding shares, offering to meet on governance matters. We contacted shareholders representing about seventy-five percent of total outstanding shares. We were gratified by the results of the “say on pay” vote at last year’s annual meeting, with more than 99% of the total shares voted being in favor of the proposal. We also received over 95% shareholder approval of the Company’s 2021 Long-Term Incentive Plan.
During 2021, the total return (including dividends) for Myers’ stock was -1.1%, compared to +28.7% for the S&P 500. Although this is disappointing in the short term, we do not believe that any single year is an appropriate gauge of long-term performance and we remain very confident about the long-term prospects for the Company. Indeed, members of the board and management, including Mike, have purchased Company stock in the open market over the past year.
As always, we welcome feedback from our shareholders. Shareholders may send communication by email to governance@myersind.com or by mail or courier delivery addressed as follows: Board of Directors (or Committee Chair, Board Member, or Non-Management Directors, as the case may require), c/o Secretary, Myers Industries, Inc. 1293 Main Street South, Akron, Ohio, 44301, as outlined more completely in our Communication Procedures for Interested Parties and Shareholders available on the Company’s website, www.myersindustries.com
Your board remains very active and engaged, and we begin 2022 firmly committed to building long-term shareholder value at Myers. We thank you for your support of the Company and your continued confidence in our efforts on your behalf.
Sincerely,

F. JACK LIEBAU, JR.
Chairman of the Board
************

Dear Shareholders,
The Board of Directors of Myers Industries, Inc. (“Myers Industries” or the “Company”) has fixed the close of business on March 4, 2022, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders to be held on April 28, 2022 (the “Annual Meeting”). This Proxy Statement, together with the related proxy card and our 2021 Annual Report to Shareholders, is being mailed to our shareholders on or about March 21, 2022. To be sure that your shares are properly represented at the Annual Meeting, whether or not you intend to attend the Annual Meeting via the live webcast or in person, please complete and return the enclosed proxy card, or follow the instructions to vote by telephone or internet, as soon as possible.
If you have any questions or need assistance in voting your shares, please contact our Investor Relations Department at (330) 761-6212.
By Order of the Board of Directors,

Mike McGaugh
President and Chief Executive Officer
Akron, Ohio
March 21, 2022
THE 2021 ANNUAL REPORT TO SHAREHOLDERS ACCOMPANIES THIS NOTICE
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: This Proxy Statement and the Company’s 2021 Annual Report to Shareholders are available on Myers Industries’ website at: http://investor.myersindustries.com/investor-relations/financial-information/default.aspx.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Date:	Thursday, April 28, 2022
Time:	9:00 a.m. (EDT)
Location:
The live webcast of the meeting will be available on the Investor Relations section of the Company’s website at www.myersindustries.com and the meeting will be held in person at: Courtyard by Marriott, 41 Furnace St., Akron, OH 44308 (subject to federal and state restrictions that may be imposed due to COVID-19 mitigation efforts)

Record Date:	March 4, 2022
Items of Business
1. To elect the 9 candidates nominated by the Board of Directors (“Board”) to serve for a one year term until the next annual meeting or until their successors are duly elected and qualified;	4. To consider such other business as may be properly brought before the meeting or any adjournments thereof.

2. To vote upon a non-binding advisory resolution to approve the compensation of the Company’s named executive officers;

3. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2022; and
The Board recommends that you vote “FOR” each of the director nominees included in Proposal Number 1 and “FOR” each of Proposal Numbers 2 and 3. The full text of these proposals is set forth in the accompanying Proxy Statement.
How to Vote
By Telephone	By Internet	By Mail	Via Webcast or In Person
You may vote by calling 1-800-690-6903.	You may vote online at www.proxyvote.com.	You may vote by completing and returning the enclosed proxy card.	All shareholders are cordially invited to attend the Annual Meeting via live webcast or in person (subject to current federal or state restrictions in connection with COVID-19 mitigation efforts).

PROXY STATEMENT SUMMARY
Below are the highlights of important information you will find in this Proxy Statement. As this is only a summary, we request you please review the full Proxy Statement before casting your vote.
General Meeting Information
2022 Annual Meeting Date and Time	Thursday, April 28, 2022 9:00 a.m. EDT
Place
In-person: Courtyard by Marriott, 41 Furnace St., Akron, OH 44308 (subject to federal or state restrictions that may be imposed in connection with COVID-19 mitigation efforts)

Online The live webcast of the meeting will be available on the Investor Relations section of the Company’s website at www.myersindustries.com

Record Date	March 4, 2022
Voting	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for the election of directors and one vote for each of the proposals to be voted on.
Voting Matters and Board Recommendations
Proposal	Voting Options	Vote Required for Approval	Effect of Abstentions and Broker Non-Votes	Board Recommendation
1. Election of Directors	“FOR” or “AGAINST” or “ABSTAIN” from voting	Nominees for election as directors who receive the majority of votes cast by holders of common stock represented in person or by proxy will be elected.	Broker non-votes and abstentions will have no effect on the voting on these matters.	FOR EACH NOMINEE
2. Advisory Vote to Approve Executive Compensation	“FOR” or “AGAINST” or “ABSTAIN” from voting	Affirmative vote of the holders of a majority of the common stock represented in person or by proxy.	Broker non-votes will have no effect on the voting on this matter. Abstentions will count against this proposal.	FOR
3. Ratification of Appointment of Independent Registered Public Accounting Firm	“FOR” or “AGAINST” or “ABSTAIN” from voting	Affirmative vote of the holders of a majority of the common stock represented in person or by proxy.	Abstentions and broker non-votes will be counted to determine whether or not a quorum is present. Abstentions will count against this proposal.	FOR
Business Highlights and Achievements
In a year marked by an ongoing global pandemic, unprecedented raw material inflation, labor shortages, and supply chain challenges, we delivered strong financial performance and value for our shareholders, including:
•	Sales of $761 million, an increase of 49% in total and 25% on an organic basis
•	Adjusted operating income of $52 million, an increase of 13%
•	Adjusted earnings per share of $0.97, an increase of 14%
•	Adjusted EBITDA of $72 million, an increase of 9%
•	Cash flow from operations of $45 million
2022 Proxy Statement | i

PROXY STATEMENT SUMMARY(CONTINUED)
We also made significant progress towards executing our long-term roadmap and broader “One Myers” strategy, including:
•	Put a new marketing, product management and sales structure in place.
•	Created a stand-alone eCommerce organization that is embedded within all business lines.
•	Established a new pricing team focused on value-based pricing and commercial best practices. The team implemented numerous price increases in 2021 in response to rising raw material costs.
•	Acquired a second bolt-on acquisition, Trilogy Plastics and fully integrated it as well as our previous Elkhart Plastics acquisition.
•	Held first-ever company-wide talent reviews to map succession plans and people development opportunities across the organization.
•
Unveiled our new brand logo which embodies our “One Myers, One Team” mindset. The “One Myers” approach aims to bring formerly disparate companies under one umbrella, offering customers multiple solutions to meet their needs in the best way possible.

We are aligned and centered on our True North, our mission, which is: to transform our Material Handling Segment into a high-growth business that is a true innovator of plastic solutions, while we also continue to grow and optimize our Distribution Segment.
The Company uses certain non-GAAP measures in this Proxy Statement. Adjusted operating income, adjusted earnings per share, and adjusted EBITDA are non-GAAP financial measures and are intended to serve as a supplement to results provided in accordance with accounting principles generally accepted in the United States. Myers Industries believes that such information provides an additional measurement and consistent historical comparison of the Company’s performance. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in Appendix A to this Proxy Statement.
Response to COVID-19
At Myers Industries, protecting the health and safety of our team members, our families and our communities are of the upmost importance to us. We took aggressive action to help prevent the spread of the virus in our workplaces. At the same time, we continued to address the ongoing needs of our business so that we could continue to provide our customers with the essential products they require.
In 2021, due to the ongoing pandemic, we continued to maintain multiple measures to promote safety in our facilities and protect our team members, including:
•	Enhanced cleaning of high touch points such as doorknobs and other shared surfaces,
•	Training and communication of preventive measures,
•	Tactical use of work-from-home to minimize close contacts among employees,
•	Social distancing at our locations,
•	The availability to employees and the use of masks, hand sanitizers and disinfecting wipes,
•	On-site vaccination clinics at several of our locations,
•	Strict adherence to the Centers for Disease Control (CDC) Guidance for Quarantine and Isolation when we have a positive case and/or a close contact, and
•	The purchase, availability, and use of COVID-19 antigen rapid tests.
We appreciate each of our team members for continuing to support our customers and deliver exceptionally strong results during this difficult time.
ii | Myers Industries, Inc.

PROXY STATEMENT SUMMARY(CONTINUED)
Governance Highlights
Myers Industries’ commitment to sound corporate governance practices has been illustrated through a number of positive actions taken over recent years. We firmly believe that sound corporate governance is in the best interests of our shareholders and strengthens accountability within the organization. The following is a summary of our current sound governance practices:
Annual Director Elections	Yes	Stock Ownership Guidelines	Yes
Independent Board Chair	Yes	Anti-Hedging and Anti-Pledging Policy	Yes
Non-employee Director Independence	100%	Code of Conduct and Ethics	Yes
Committee Independence	100%	Board Member Recruiting Guidelines	Yes
Number of Financial Experts	3	Routine Executive Sessions of the Board	Yes
Board Gender Diversity	30%	Anonymous Reporting	Yes
Board and Committees Annual Self-Evaluations	Yes	Clawback Policy	Yes
Director Over-Boarding Policy	Yes	Proxy Access for Shareholder Nominations	Yes
Director Nominees
You are being asked to vote on the election of the following director candidates. The candidates listed below are the 9 nominees recommended by the Corporate Governance Committee (the “Governance Committee”) and approved by the Board for election to serve for a one-year term. Detailed information on each director is available starting on page 10.
					Current Committee Memberships
Name	Age	Director Since	Experience	Independent	Audit	Compensation	Governance
Yvette Dapremont Bright	60	2021	President, Brighter Horizon Foundation	Yes	•		•
Sarah R. Coffin	69	2010	Former CEO, Aspen Growth Strategies, LLC	Yes			Chair
Ronald M. De Feo	70	2018	Former President, CEO and Executive Chairman of Kennametal Inc. (NYSE: KMT) and a founding partner of Nonantum Capital Partners, LLC	Yes		Chair
William A. Foley	74	2011	Former Executive Chairman and CEO, Libbey Inc. (NYSE: LBY)	Yes	•		•
Jeffrey Kramer	62	2021	CEO, Schweitzer-Mauduit International, Inc. (NYSE: SWM)	Yes		•
F. Jack Liebau, Jr., Chair	58	2015	Managing Director, Beach Investment Counsel	Yes	•	•	•
Bruce M. Lisman	75	2015	Former Chairman of the Global Equity Division, JP Morgan Chase & Co. (NYSE: JPM)	Yes		•	•
Lori Lutey	57	2018	Former Executive Vice President and Chief Financial Officer of Schneider National (NYSE: SNDR)	Yes	Chair		•
Michael McGaugh	48	2020	President and CEO, Myers Industries, Inc.	No
2022 Proxy Statement | iii

PROXY STATEMENT SUMMARY(CONTINUED)
Board Overview
Myers Industries has an experienced and effective Board focused on shareholder value creation. The Board is proposed to be comprised of 9 members, all of whom, other than Mr. McGaugh, are independent. The charts below highlight the nominated Board’s composition and experience.
Composition

Qualifications

iv | Myers Industries, Inc.

PROXY STATEMENT SUMMARY(CONTINUED)
Shareholder Engagement
One of our key priorities is conducting robust engagement with our shareholders in order to provide transparency into our business and determine which issues are important to our shareholders. Participants in our engagement programs include executive management, members of the Board and Investor Relations personnel. Our methods of engagement include:
•	Earnings conference calls
•	Investor conferences
•	One-on-one investor meetings and conference calls
•	Off-season engagement regarding our Board, corporate governance, executive compensation, and sustainability practices
Engagement Highlights
We believe engaging in shareholder outreach is an important element of strong corporate governance. In 2021, in continuation of the Company’s shareholder outreach efforts that began in 2016, members of our Board and executive management acted on this belief and contacted the top 13 shareholders who own 1% or greater of outstanding shares and represent collectively approximately 75% of total shares outstanding. Focus areas included:
•	Business strategy and performance
•	Executive compensation
•	Board governance
•	Diversity and inclusion
•	Sustainability
The Company values the input received from these discussions with shareholders. Following these conversations, the Company has continued to emphasize the importance of safety in our operations and has continued its focus on enhancing sustainable business practices and incorporating environmental consciousness throughout our operations. Additionally, the Compensation and Management Development Committee of the Company (“CMD Committee”) regularly evaluates the Company’s compensation programs and considers shareholder input as part of their evaluation.
At any time during the year, shareholders may access our Annual Report, Proxy Statement, financial presentations, and corporate governance guidelines at www.myersindustries.com.
Shareholder Communications
Shareholders may contact any director, committee of the Board, non-management director or the Board through the following:
via U.S. Mail at:
c/o Secretary
Myers Industries, Inc.
1293 South Main Street
Akron, Ohio 44301
via e-mail at:
governance@myersind.com
A toll-free hotline has also been established if an interested party wishes to contact a director, a committee of the Board, a non-management director or the Board by phone. The number is (877) 285-4145 and is available worldwide 24 hours a day, seven days a week.
2022 Proxy Statement | v

PROXY STATEMENT SUMMARY(CONTINUED)
Executive Compensation Overview
Myers Industries’ executive compensation program, set forth by the CMD Committee, is designed to implement our executive pay philosophy to:
•	Attract and retain talented and experienced executives and other key employees
•	Ensure that the actual compensation paid to our executive officers is aligned and correlated with financial performance and changes in shareholder value (“pay for performance”)
•	Motivate our executive officers to achieve short-term and long-term Company goals that will increase shareholder value
•	Reward executives whose knowledge, skills and performance are crucial to our success
Compensation Practices
What We Do	What We Don't Do
Link Pay to Objective Financial Performance	Enter into Executive Employment Contracts
Limited Termination/Change in Control Severance Benefits	Offer Tax Gross-Ups for Change in Control Payments
Grant Awards with Double Trigger Change in Control Provisions	Reprice Underwater Options
Impose Stock Ownership Guidelines	Allow Cash Buyouts of Underwater Options
Retain an Independent Compensation Advisor	Permit Short Sales by Directors, Officers, or Employees
Tally Sheets to Evaluate and Monitor NEO Compensation	Offer Executive Perquisites
Maintain a Clawback Policy	Allow Hedging or Pledging of Company Stock
vi | Myers Industries, Inc.

PROXY STATEMENT SUMMARY(CONTINUED)
Elements of Compensation for 2021
Our 2021 executive compensation program was designed to reinforce the relationship between the interests of our named executive officers (or “NEOs”) and our shareholders. The objectives and key characteristics of each element of our 2021 executive compensation plan designs are summarized below:

Type of Pay & Form		Performance Periods	Objectives

Fixed	Base Pay (cash)	1 year
•Compensation for job performance
•Recognizes individual skills, competencies, and experience
•Generally determined based on an individual’s time in the position, experience, performance, future potential, external market conditions, and peer benchmarking
•May be influenced/changed as a result of changes in the executive’s responsibilities, an assessment of annual performance, our financial management, and/or external market data relating to base pay practices of peers

At Risk	Annual Bonus (cash)	1 year
•Variable cash compensation with 100% tied to the achievement of annual corporate operational goals established by the CMD Committee each fiscal year to align with corporate strategic goals (for 2021, the Company’s achievement of budgeted adjusted EBITDA)
•Aligns interests of executives with shareholders, with amount earned dependent on Company performance objectives designed to enhance shareholder value

	Long-Term Incentives (60% performance stock units and 40% restricted stock units)	3 years
•Motivates and rewards leaders for increasing shareholder value and returns while promoting our long-term interests consistent with strategic goals
•Reflects the belief that a significant component of executive compensation should be at risk where the amount earned depends on achieving long-term Company performance objectives designed to enhance shareholder value (for awards in 2021, the Company’s three-year cumulative adjusted EBITDA, subject to a relative TSR modifier)
•Helps build executive stock ownership consistent with our stock ownership objectives
•Encourages retention of executive management team through multi-year vesting

2022 Proxy Statement | vii

PROXY STATEMENT SUMMARY(CONTINUED)
2021 CEO and CFO Target Compensation Mix(1)(2)

(1)
“Fixed” compensation includes salary and service-based restricted stock; “variable” compensation includes annual bonuses and performance stock units; “long-term” compensation includes performance stock units and restricted stock; and “short-term” compensation includes salary and annual bonuses.

(2)	Based on annualized target compensation although our CFO’s service did not commence until February 1, 2021 and she did not assume the role of CFO until March 15, 2021.
viii | Myers Industries, Inc.

MYERS INDUSTRIES, INC.

PROXY STATEMENT
2022 Proxy Statement | 1

2 | Myers Industries, Inc.

Corporate Governance and Compensation Practices and Policies
The Board is committed to maintaining sound corporate governance and a compensation structure that promotes the best interests of our shareholders.
Corporate Governance Guidelines
The Company has adopted “Corporate Governance Guidelines” and a “Code of Business Conduct and Ethics” for the Company’s directors, officers and employees. Each of our corporate governance policies is available on the “Corporate Governance” page accessed from the “Investor Relations” page of our website at www.myersindustries.com.
Corporate Governance and Compensation Practices
Shareholder Outreach
We consider the opinions expressed by shareholders through their votes, periodic meetings and other communications and believe that shareholder engagement leads to enhanced governance practices. In 2016, we implemented a proactive investor outreach program which includes contacting shareholders who own 1% or more of our outstanding shares. In 2021, the Company and members of the Board continued to conduct considerable shareholder outreach, through which we requested input from our 13 largest institutional investors and other shareholders collectively holding approximately 75% of our outstanding shares. Following this outreach, we received feedback and questions on additional corporate governance matters, further changes to management, and other items of shareholder interest. We value shareholder views and insights and expect to continue to dialogue with our shareholders.
Annual Elections
In accordance with best governance practices, all of our directors are elected annually.
Independent Board Chair
•	Since October 2009, the Company has maintained an independent Board Chair. Mr. Liebau has served as our independent Chair since the 2016 Annual Meeting of Shareholders
•	We believe this leadership structure enhances the alignment of the interests of the Company and our shareholders by ensuring independent Board leadership
•	The independent Board Chair serves as the primary liaison between our directors and management and helps to maintain open communication and discussion by the Board
•	Our independent Chair is a member of each of our standing committees
•
Duties of the Board Chair are specified in the Charter of the Chairman of the Board of Directors and include serving in a presiding capacity, coordinating the activities of the Board, and such other duties and responsibilities as the Board may determine from time-to-time. This charter is available on the “Corporate Governance” page accessed from the “Investor Relations” page on our website at www.myersindustries.com

Board and Committee Independence
•
Periodic Review of Director Independence: The Board reviews the independence of each director using the current standards for “independence” established by the New York Stock Exchange (“NYSE”) and other applicable regulations and considers any other material relationships a director may have with the Company as disclosed in annual director and officer questionnaires. The Company’s Corporate Governance Guidelines provide that a majority of the Board be comprised of independent directors and the charters of each of the Board’s committees require that all committee members be independent

•
Independence Determination: The Board has determined that all of the current members of the Board, other than Mr. McGaugh, our President and CEO, are independent under these standards. The determination of whether a director is “independent” is based upon the Board’s review of the relationships between each director and the Company, if any,

2022 Proxy Statement | 3

under the Company’s Board of Directors Independence Criteria policy, and the corporate governance listing standards of the NYSE. Our Board of Directors Independence Criteria are available on the “Corporate Governance” page accessed from the “Investor Relations” page of the Company’s website at www.myersindustries.com.
In connection with the Board’s determination regarding the independence of each non-management director and nominee, the Board considered any transactions, relationships and arrangements as required by our independence guidelines. In particular, the Board considered the following relationships:
•
Committee Independence: All members of the Company’s Audit Committee, CMD Committee, and Governance Committee have been determined to be independent directors. In addition, the Board has determined that the members of the Audit Committee and CMD Committee meet the additional independence criteria required for such committee membership under the applicable NYSE listing standards

•
Other Relationships: Except as set forth in this Proxy Statement, neither the Company nor any of the Board nominees or any of their associates have or will have any arrangements or understandings with any person with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party

Proxy Access
In 2020, the Company added Section 13 to Article I of our Regulations to include proxy access provisions for certain shareholder nominations of directors. The provision provides proxy access for certain director nominations (i) of up to the greater of two persons or 20% of the number of directors on our current Board, (ii) by a shareholder or by a group of not more than 20 shareholders, (iii) owning at least three percent of the outstanding shares of common stock of the Company continuously for at least three years, (iv) pursuant to notice received no earlier than 120 days and no later than 90 days before the anniversary of the previous year’s Annual Meeting of Shareholders, and (v) containing information required by Section 13 of our Regulations.
Over-Boarding Policy
The Company has adopted a policy that the maximum number of public company boards on which a non-CEO director may sit is five (including our Board) and the maximum number of public company boards on which a CEO director may sit is three (including our Board).
Board Role in Risk Oversight
The Board annually reviews the Company’s strategic plan, which addresses, among other things, the Company’s risks and opportunities. Certain areas of oversight are delegated to the relevant Committees of the Board and the Committees regularly report back on their deliberations. This oversight is enabled by reporting processes that are designed to provide visibility to the Board about the identification, assessment, monitoring and management of enterprise-wide risks. Management annually conducts enterprise-wide risk assessments of the Company and each of its business segments and regularly updates the Board on the Company’s processes relating to enterprise risk management (ERM). The focus of management’s assessment includes a review of strategic, financial, operational, compliance, cybersecurity, reputational and technology (IT) objectives and risks for the Company. In addition:
•
Audit Committee: The Audit Committee maintains primary responsibility for oversight of risks and exposures pertaining to the accounting, auditing and financial reporting processes of the Company and assists the Board in fulfilling its oversight responsibility of the Company’s ERM assessment and processes

•
Compensation and Management Development Committee: The CMD Committee maintains primary responsibility for risks and exposures associated with oversight of the administration and implementation of our compensation policies

•
Corporate Governance Committee: The Governance Committee maintains primary responsibility for risks and exposures associated with corporate governance and succession planning and assists the Board in fulfilling its oversight responsibility of the Company’s policies, programs, and strategies relating to environmental, social, governance (ESG) and other relevant public policy matters

Each committee also considers the reputational risk implicated by the oversight responsibilities described above.
4 | Myers Industries, Inc.

Cybersecurity Oversight and Measures
In connection with the ERM updates it receives from management on an annual basis, the Board reviews cybersecurity risks and objectives, including the Company’s programs to monitor, identify and mitigate cybersecurity risks. The Company’s Director of IT reports to the Board on cybersecurity and IT matters annually as well as on an as-needed basis each quarter. In 2021, we engaged a cybersecurity incident response firm on retainer.
The Company conducts annual internal testing and maintains security measures designed to prevent and mitigate the risk of cybersecurity attacks, including 24x7 intrusion detection monitoring and multi-factor authentication on the Company’s devices and its human resources applications. As a part of its security measures, the Company provides routine training to its employees through its internal learning management system to raise cybersecurity awareness and promote best practices. We also engaged KnowBe4 and launched weekly cybersecurity email tips for all of our employees.
Clawback Policy
The Company maintains a Clawback Policy that provides for the recoupment of certain incentive compensation in the event of an accounting restatement resulting from material noncompliance (whether or not based upon misconduct) with financial reporting requirements under the federal securities laws. The Clawback Policy is administered by the CMD Committee and applies to current and former executive officers and such other employees who may from time to time be deemed subject to the policy by the CMD Committee.
Succession Planning
Our Board, in coordination with the Governance Committee, oversees succession planning for the CEO and other officers of the Company. As part of its succession planning oversight, the Board reviews the executive leadership team’s experience, skills, competence and potential, to help assess which executives have the ability to develop the attributes that the Board believes are necessary to lead and execute the Company's strategic vision.
Stock Ownership Guidelines
The Company maintains Stock Ownership Guidelines under which officers designated as executive officers and non-employee directors are expected to hold a specified amount of our common stock. These expectations are as follows:
•	CEO: 5X annual base salary
•	Executive Vice Presidents (CFO): 3X annual base salary
•	Vice Presidents (including Human Resources): 1X annual base salary
•	Non-Employee Directors: 5X annual cash Board retainer
The executive officers and non-employee directors have five years from the date they become subject to the guidelines to attain the ownership requirement. Our Stock Ownership Guidelines are available on the “Corporate Governance” page accessed from the “Investor Relations” page of the Company’s website at www.myersindustries.com.
Anti-Hedging and Pledging Policy
The Company prohibits directors, officers and employees from engaging in any hedging or pledging transactions with respect to Company shares.
Board Member Recruiting Guidelines
The Company’s Board Member Recruiting Guidelines outline the process for nominating potential director candidates for consideration by the Governance Committee. These recruiting guidelines are available on the “Corporate Governance” page accessed from the “Investor Relations” page of the Company’s website at www.myersindustries.com.
Executive Sessions of the Board and Committees
The Board has a policy requiring the independent directors, both as to the Board and Committees, to meet regularly in executive session without any management personnel or employee directors present. During 2021, the Board and each Committee met regularly in executive session at each meeting of the Board, Audit Committee, CMD Committee, and Governance Committee.
2022 Proxy Statement | 5

Presiding Directors
The Chair of each Committee of the Board acted as the Presiding Director for each Committee executive session.
Anonymous Reporting and Toll-Free Hotline
The Audit Committee maintains procedures, including a worldwide telephone and web-based “hotline,” which allows employees and interested parties to report any financial or other concerns anonymously. The Company maintains the hotline for receiving, retaining and addressing complaints from any interested party regarding accounting, internal accounting controls and auditing matters, and procedures for the anonymous submission of these concerns. The hotline is maintained by an independent third party and is available worldwide, 24 hours a day, seven days a week. The hotline is available by phone by dialing from an outside line in the United States at 1-877-285-4145; Canada at 1-833-604-0812; and Central America at 800-1785 (at the English prompt dial 833-604-0812) or by Internet at www.myersindustries.ethicspoint.com where you will be prompted to answer a series of questions and submit a report by selecting the country in which you are located and the country in which the violation took place under “To Make a Report”. All reports made through the hotline are directed to the Chairman of the Audit Committee and the Secretary. We do not permit any retaliation of any kind against any person who submits a complaint or concern under these procedures.
Code of Ethics
We have a Code of Business Conduct and Ethics, which incorporates a Code of Ethical Conduct for the Finance Officers and Finance Department Personnel, which embodies our commitment to ethical and legal business practices, as well as satisfying the NYSE requirements to implement and maintain such policies. The Board expects all of our officers, directors and other members of our workforce to act ethically at all times. These policies are available on the “Corporate Governance” page accessed from the “Investor Relations” page on our website at www.myersindustries.com.
Annual Board and Committee Self-Assessments
The Board and each Committee of the Board conduct annual self-assessments to assist in determining whether the Board and its Committees are functioning effectively. In 2018, 2020, and 2021, the self-assessments were conducted with the assistance of outside counsel and the results were reviewed with individual directors, each Committee, and the Board. In 2019, evaluations were conducted by an independent consultant and feedback was provided to individual directors, each Committee, and the Board. The Board intends to utilize this independent consultant process every third calendar year.
Shareholder Communication with Directors
Our Board provides the following methods for interested parties and shareholders to send communications to a director, to a Committee of the Board, to the non-management directors, or to the Board.
Interested parties may send written communications by e-mail to governance@myersind.com or by mail or courier delivery addressed as follows:
Board of Directors (or Committee Chairman, Director or Non-Management Directors, as the case may be)
c/o Secretary
Myers Industries, Inc.
1293 South Main Street
Akron, Ohio 44301
All communications directed to the “Board of Directors” or to the “Non-Management Directors” will be forwarded unopened or unread to the Chairman of the Governance Committee. The Chairman of the Committee in turn determines whether the communications should be forwarded to the appropriate members of the Board and, if so, forwards them accordingly. For communications addressed to a particular director or the Chairman of a particular Committee of the Board, however, the Secretary will forward those communications, unopened or unread, directly to the person or Committee Chairman in question.
Any interested party may also contact a director, a Committee of the Board, the non-management directors, or the Board through the Company’s toll-free hotline at (877) 285-4145 or via the internet at myersindustries.ethicspoint.com.
6 | Myers Industries, Inc.

Corporate Responsibility
Our approach to corporate responsibility is grounded in our commitment to the environment, to protecting our employees and the communities where we operate and to good corporate governance practices which directly impact our performance and value. We organize our efforts under three sustainability pillars of People, Products, and Planet to help guide our work and manage material ESG impacts.
In 2019, the Company instituted an internal ESG Committee to develop and oversee our long-term sustainable business practices. The team is responsible for establishing key metrics, goals, and reporting standards across the Company. We continued to make progress in 2021 to better understand the areas of impact, energy consumption, and supply chain management. This included issuance and disclosure of our Supplier Code of Conduct and Human Rights Policy. We continued to support our people by continuing to strengthen employee health, safety, and wellness efforts, including continuing to protect our team while we navigate the ongoing COVID-19 pandemic.
We continue to enhance and track the sustainability benefits of our products. The plastic containers that we manufacture are reusable, and, at the end of their service life, they can be recovered, recycled, and reprocessed into new products. In 2021, we improved our ability to track the amount of recycled and regrind materials that are used in our manufacturing process. In 2022, we are continuing to explore ways of increasing regrind content into our products.
To develop a robust and impactful environmental social and governance (ESG) program, in 2021 we launched an ESG materiality assessment to gain a better understanding of the areas where the company can have the greatest impact and what topics presented the greatest ESG risks and opportunities. This effort provided insight on what the Company needs to manage, develop policies for, and disclose progress. The company utilized the Sustainable Accounting Standards Board (SASB) and other internationally recognized ESG frameworks to identify material topics. The assessment included stakeholder engagement with both internal leadership and external partners to help to establish Myers’ material topics.
As part of this process, we also categorized our topics into three ESG pillars of People, Products and Planet, around which we will organize our ESG programming and reporting.

Myer's ESG Pillars

People

- Workforce Health & Safety
- Attraction & Retention
- Engagement & Development
- Diversity, Equity & Inclusion

Products

- Circular & Sustainable Products
- Product Innovation
- Customer Focus & Satisfaction
- Supply Chain Management

Planet

- Climate Resiliance & Action
- Clean Air
- Energy Efficiency
- Waste Management
- Water Conservation

Ethics, Integrity & Governance

Going forward, we seek to review and ensure we have strong management and governance processes in place to effectively manage and report on the significant topics identified in the ESG materiality assessment, along with other critical topics to our business, operations, and reputation.
In 2022, we will be publishing our first ESG Report disclosing our progress on advancing our ESG impacts across the enterprise. This report seeks to disclose impacts and progress on the material topics identified in our ESG materiality assessment and outline plans for future progress. We anticipate publishing this report in the second quarter of 2022 and will provide additional insight into how we are managing our impacts on People, Products, and the Planet.
2022 Proxy Statement | 7

People
Employee Engagement / Diversity Equity and Inclusion
We seek to provide an environment that is open, transparent, and diverse, where our employees feel valued, included, and accountable.
•
We continuously strive to improve the factors that drive employee engagement and satisfaction within our organization, as we believe that an engaged and enthusiastic workforce is the key to achieving our strategic goals.

•
In 2021, for the third year in a row, we completed an engagement survey with all of our employees and conducted employee feedback sessions to better understand the results – 83% of employees participated.

○
The employee engagement survey provides us with a better understanding of what we are doing well, and areas where we can improve the employee experience. As a result, in 2022 we are implementing an internal communications plan to better communicate pertinent information at all levels within the organization.

Safety
Our number one focus is the safety of our employees and communities.
• Our ultimate goal is to achieve zero workplace injuries through a continued focus on our core safety programs, which include:
○
Creating and Sustaining a Positive Safety Culture through top management support, which includes the Myers Environmental Health & Safety Policy and Principles as well as business-level policies; and employee engagement programs such as our Corporate Environmental, Health, and Safety Team, location-specific safety committees, and engagement survey safety questions and feedback loop.

○
Implementing Health and Safety Management Systems and Metrics to identify and address hazards, which include cutting tool and laceration prevention, our ergonomics improvement process, training for first responders and AEDs at all major locations, incident investigation and root cause analysis, control of hazardous energy, and machine guarding, among others.

○
Focusing on Upstream Behaviors through the use of plant safety audits and observations, new-hire safety orientation, ongoing safety refresher training and communication, positive feedback to encourage safe behavior, and plant safety celebrations.

•
Though we had an increase in recordable incidents in 2021, our total recordable incident rate in 2021 remained below the industry average. We continue to focus on reducing overall recordable incidents across the Company.

Products
Responsible and Reusable Products

We manufacture reusable plastic containers that are used repeatedly during the course of their service life. At the end of their service life, these highly sustainable products can be recovered, recycled, and reprocessed into new products.

• Our plastic bulk containers replace single-use and expendable packaging, reducing waste and improving sustainability.
• We focus on opportunities to utilize raw materials that are better for our environment, including recovering scrap and recycling plastics.
• We manufacture numerous products that require no packaging to ship, and we continue to focus on ways to decrease packaging from our other products.
•
As part of our One Myers culture and mindset, we are implementing a uniform, company-wide methodology for calculating the amount of recycled and regrind raw materials used in our manufacturing process so that we have a consistent baseline for measuring improvement.

8 | Myers Industries, Inc.

Planet
Energy & Emissions
We employ an asset-light business model that requires fewer pieces of energy-dependent equipment in our facilities and use equipment upgrades as an opportunity to be more energy efficient.
• In 2021, we engaged an energy consultant to evaluate energy usage across our businesses. This energy analysis is providing us with a baseline for benchmarking and reducing energy usage.
• In 2022, we anticipate leveraging this baseline to calculate our corresponding greenhouse gas emissions for benchmarking to reduce our scope 1 & 2 GHG emissions.
Waste and Recycling
As a manufacturer of reusable plastic containers, we are committed to identifying and implementing ways of advancing a circular economy wherever feasible to support further reduction in plastic waste.
• In 2020, we joined the Alliance to End Plastic Waste, a global nonprofit organization committed to investing in solutions that help eliminate plastic waste in the environment.
•
We continue to identify ways of reducing plastic waste and identify means of reusing our products from our customers to develop closed loop systems helping to support a future of a more circular economy.

○
In 2022, we plan on implementing activities that further our efforts to eliminate plastic waste and create meaningful changes that support both the needs of Myers and our customers, while protecting the planet.

•
In 2021, we made significant progress implementing our online safety data sheet system for tracking of chemicals across the organization. By year-end, we were approximately 80% complete and anticipate fully completing this effort in 2022.

We believe good corporate governance is at the heart of running a successful organization. It improves performance and promotes trust with our key stakeholders.
Board governance highlights:
•
The board continually looks at "pro shareholder" governance matters, having recently proactively instituted proxy access and last year receiving shareholder approval of our proposal to institute “majority voting,” which we believe is another measure making the board and management more accountable to shareholders. We are pleased to report that ISS has given us its top possible "Governance Grade."

•
The Board continues to emphasize "board refreshment," and last year welcomed new Chairs for each of our three Committees (two of which are chaired by women). More than one-third of the independent directors on this year's slate are women, and we also have diverse representation. On the management team, one-third are women, which is a substantial increase since Michael McGaugh became CEO.

•
For the sixth consecutive year, we reached out to all shareholders owning more than 1% of Myers’ outstanding shares, offering to meet on governance matters. We contacted shareholders representing about 75% of total outstanding shares. We were gratified by the results of the “say on pay” vote at last year’s annual meeting, with more than 99% of the total shares voted being in favor of the proposal. We also received over 95% shareholder approval of the Company’s 2021 Long-Term Incentive Plan.

•
In 2022, we changed the name of the Corporate Governance and Nominating Committee to the Corporate Governance Committee to better reflect the expanding scope of corporate governance matters over which the Committee has responsibilities beyond traditional nominating and governance matters, to encompass all such matters as they continue to develop. As part of this change, the Committee will assist the Board in fulfilling its oversight responsibilities over the Company’s policies and practices related to ESG and other public policy matters by annually reviewing the Company’s policies, programs and strategies concerning ESG matters.

•	In 2022, seven of the nine director nominees, or 78%, have served on the Board for seven years or less.
2022 Proxy Statement | 9

PROPOSAL NO. 1 – ELECTION OF DIRECTORS
Nominees
Set forth below for each nominee for election as a director is a brief statement, including the age, principal occupation and business experience for at least the past five years, and any directorships held with public companies. The members of the Governance Committee have recommended, and the independent members of the Board have nominated, the persons listed below as nominees for the Board.
Each of the below nominees has consented:
•	to serve as a nominee,
•	to being named as a nominee in this Proxy Statement, and
•	to serve as a director if elected.
If any nominee should become unavailable for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board. There is no reason to believe that the nominees named will be unable to serve if elected. Proxies cannot be voted for a greater number of nominees than named in this Proxy Statement.
THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF THESE NOMINEES
Name	Age	Director Since	Independent	Occupation
Yvette Dapremont Bright	60	2021	Yes	President, Brighter Horizon Foundation
Sarah R. Coffin	69	2010	Yes	Former CEO of Aspen Growth Strategies, LLC
Ronald M. De Feo	70	2018	Yes	Former President, CEO and Executive Chairman of Kennametal Inc. (NYSE: KMT); founding partner of Nonantum Capital Partners, LLC
William A. Foley	74	2011	Yes	Former Executive Chairman and CEO, Libbey Inc. (NYSE: LBY)
Jeffrey Kramer	62	2021	Yes	CEO, Schweitzer-Mauduit International, Inc. (NYSE: SWM)
F. Jack Liebau, Jr.	58	2015	Yes	Managing Director, Beach Investment Counsel
Bruce M. Lisman	75	2015	Yes	Former Chairman of Global Equity Division, JP Morgan Chase & Co.
Lori Lutey	57	2018	Yes	Former EVP and CFO of Schneider National (NYSE: SNDR)
Michael McGaugh	48	2020	No	President and CEO of Myers Industries, Inc.
10 | Myers Industries, Inc.

NOMINEE INFORMATION

YVETTE DAPREMONT BRIGHT Age: 60 Director since: 2021 Committees: Audit Governance	Business Experience:
	•	President, Brighter Horizon Foundation
•
Former Executive Vice President and Chief Operating Officer, former Chief Transformation Officer and former Chief Administrative Officer of Independence Blue Cross, health insurer serving the Philadelphia, Pennsylvania region

Current and Former Directorships:
	•	Director of National Life Group, a financial services company
	•	Advisory director of Clarify Health Solutions, Inc., a provider of health care software solutions
	•	Former director of CSAA Insurance Group, a AAA insurer offering automobile, homeowners and other personal lines of insurance to AAA Members through AAA clubs in 23 states and the District of Columbia
	•	Former director of Reveleer, a software platform company for health plans and providers
•
Former director of Independence Health Group, a diversified health care company offering a wide range of commercial, Medicare and Medicaid medical coverage, third-party benefits administration, and pharmacy benefits management

	•	Former director and Chair of AmeriHealth Insurance Company of New Jersey
	•	Former director of AmeriHealth Caritas, a Medicaid managed care organization

Skills and Expertise:
	•	Substantial senior management experience overseeing customer service, processing services, operations shared services, business process reengineering and business technology services
	•	Leadership of enterprise wide operating platform and cultural transformation
	•	Human resources, strategy development, innovation, operational planning, new business development, and portfolio management for strategic initiatives

2022 Proxy Statement | 11

SARAH R. COFFIN Age: 69 Director since: 2010 Committees: Governance (Chair)	Business Experience:
	•	Former Chief Executive Officer of Aspen Growth Strategies, LLC, an investment company
	•	Former Executive Vice President, Hexion and Senior Vice President, Noveon, Inc. (now Lubrizol), specialty chemical and polymer producers in the industrial market space

Current and Former Directorships:
	•	Director of FLEXcon, a privately held manufacturer of pressure-sensitive films and adhesives
	•	Former director and Chair of the Compensation Committee of SPX Corporation (NYSE: SPXC) (now SPX Corporation and SPX Flow), a global industrial equipment and manufacturing company
	•	Former director of Huttenes-Albertus International, an international manufacturer of chemical products for the foundry industry

Skills and Expertise:
	•	Former division and global leader in multiple companies with extensive merger and acquisition responsibility
	•	Substantial senior executive experience in marketing, distribution and operations
	•	Background in the polymer and specialty chemicals industries
	•	Broad experience in governance, audit, compensation and leadership with public, private and non-profit boards

RONALD M. DE FEO Age: 70 Director since: 2018 Committees: CMD (Chair)	Business Experience:
	•	Founding partner of Nonantum Capital Partners, LLC, a private equity firm
	•	Former President, Chief Executive Officer, and Executive Chairman of Kennametal Inc. (NYSE: KMT), a supplier of tooling and industrial materials
	•	Former Chief Executive Officer of Terex Corporation (NYSE: TEX), manufacturer of lifting and material handling solutions for a variety of industries
	•	Various marketing and leadership positions at Case Corporation, Tenneco Inc. (NYSE: TEN), and Procter & Gamble (NYSE: PG)

Current and Former Directorships:
	•	Supervisory board member of DLL, a financial services company wholly-owned by Rabobank
	•	Director of Nonantum portfolio companies RoadOne IntermodaLogistics, Helix Traffic Solutions and ProVest
	•	Trustee for Iona College
	•	Former Executive Chairman and Director of Kennametal Inc.
	•	Former Chairman of Terex Corporation

Skills and Expertise:
	•	Over 20 years of senior management and industrial experience
	•	Extensive experience with public and private company boards, corporate governance, mergers and acquisitions, brand and marketing

12 | Myers Industries, Inc.

WILLIAM A. FOLEY Age: 74 Director since: 2011 Committees: Audit Governance	Business Experience:
	•	Former Executive Chairman and Chief Executive Officer of Libbey Inc. (NYSE: LBY), a producer of consumer and industrial glassware
	•	Former Chairman and Chief Executive Officer of Blonder Home Accents, a distributor of wallcoverings and home accents
	•	Former Chairman and Chief Executive Officer of Thinkwell Incorporated
	•	Former President of Arhaus Inc., a brand name furniture company
	•	Former Chairman, President and Chief Executive Officer of Lesco Incorporated, a manufacturer, distributor and retailer of professional lawn care and golf course management products

Current and Former Directorships:
	•	Indiana University Foundation, Board of Associates
	•	Former director of Libbey, Inc.

Skills and Expertise:
	•	Provides wide-ranging acquisition, joint venture, business and market development experience
	•	Extensive experience in broad scale plastics manufacturing, as well as consumer and distribution businesses
	•	Experience with best practices on public company boards, particularly in governance, compensation and leadership
	•	Extensive financial experience, including qualification under SEC rules as an “audit committee financial expert”

2022 Proxy Statement | 13

JEFFREY KRAMER Age: 62 Director since: 2021 Committees: CMD
Principal Occupation: Chief Executive Officer, Schweitzer-Mauduit International, Inc. (NYSE: SWM), global manufacturer of high performance films, nettings and papers for filtration, transportation, medical, construction/infrastructure and tobacco markets

Business Experience:
	•	Former Chief Executive Officer of JAM Distributing, a market leading distributor of high performance lubricants and fuels
•
Long multinational career at Air Products, a leading global producer of industrial gases, including roles as Chief Technology Officer, Vice President of Global Packaged Gases, Vice President of Corporate Development and Vice President Chemicals Asia

Current and Former Directorships:
	•	Trustee, The Committee for Economic Development of The Conference Board
	•	Executive Member, Board of Directors of SWM International
	•	Former Executive Member, Board of Directors JAM Distributing
	•	Member of Princeton University Chemical Engineering Advisory Council
	•	Former director, Sayre Child Care, a nonprofit child care organization

Skills and Expertise:
	•	Strategic view – deep expertise and experience in defining strategic direction and the steps necessary to execute strategies globally or regionally
•
Experienced in mergers/acquisitions and corporate transformations, executed and successfully integrated multiple acquisitions around the world and redirected and improved businesses for both private and public companies

	•	Deep understanding of the roles of R&D and Innovation Technology in business development and corporate success, both from technology and commercial leadership roles
	•	Global supply chain experience having directly led multiple global manufacturing and distribution businesses
	•	Strong focus on people development, role of culture/inclusion in company success and the importance of strong communication

14 | Myers Industries, Inc.

F. JACK LIEBAU, JR. Age: 58 Director since: 2015 Board Chair Committees: Audit CMD Governance	Principal Occupation: Managing Director, Beach Investment Counsel

Business Experience:
	•	Former President and Chief Executive Officer of Roundwood Asset Management, a subsidiary managing public equities for Alleghany Corporation’s insurance companies
	•	Former President and Founder, Liebau Asset Management Company, which managed money for individuals, foundations, and corporations
	•	Former Partner and Portfolio Manager for Davis Funds and Primecap Management Company, investment management firms

Current and Former Directorships:
	•	Director of BNY Mellon ETF Trust
•
Non-Executive Chairman of the Board and Member of Special Investigations Limited Company, a private, Virginia-based professional services company and government contractor in the information technology, cybersecurity, investigations, and intelligence sectors

	•	Director of S3 Software, an unlisted software company serving media companies, since 2020
	•	Director and CFO of the Edwin Gregson Foundation
	•	Former director of The Pep Boys, a nationwide auto parts retailer
	•	Former director of Herley Industries, Inc., a defense technology company
	•	Former director of Media General, Inc., then an owner of newspapers and television stations
	•	Former Vice President of Andover Alumni Council
	•	Former director of Kidspace Children’s Museum

Skills and Expertise:
	•	Vast financial, strategic, executive and investment experience working with companies in a wide range of industries
	•	Experience in corporate governance and in serving on both corporate and non-profit boards
	•	Experience working effectively with management teams, analyzing strategic options, and communicating with various constituencies
	•	Extensive financial experience, including qualification under SEC rules as an “audit committee financial expert”

2022 Proxy Statement | 15

BRUCE M. LISMAN Age: 75 Director since: 2015 Committees: CMD Governance	Business Experience:
	•	Former Chairman of the Global Equity Division, JP Morgan Chase & Co. (NYSE: JPM), a global financial services firm and banking institution
	•	Former Co-Head of the Global Institutional Equity Division, Bear Stearns Companies, Inc.

Current and Former Directorships:
	•	Director of Associated Capital Group (NYSE: AC), a diversified global financial services company
	•	Director of Circor International, Inc. (NYSE: CIR), a global manufacturer of flow and motion control products
	•	Director of National Life Group, a mutual life insurance company
	•	Former director and Chairman of PC Construction, an engineering and construction company
	•	Former director of The Pep Boys, a nationwide auto parts retailer
•
Former member of various boards including an electric utility, an electricity transmission entity, a regional banking company, a regional broadcasting company, a financial technology company, two universities (one of which as chair) and America’s oldest conservation organization as chair

Skills and Expertise:
	•	Experience as a chair, vice chair, and committee chair/member in a broad range of businesses and civic organizations
	•	Extensive executive and investment experience

LORI LUTEY Age: 57 Director since: 2018 Committees: Audit (Chair)	Business Experience:
	•	Former Executive Vice President and Chief Financial Officer of Schneider National (NYSE: SNDR)
	•	Former Vice President of Finance of FedEx Services
	•	Former Vice President and Chief Financial Officer of FedEx Trade Networks
	•	Former Vice President of Finance and Administration of FedEx Supply Chain Services

Current and Former Directorships:
	•	Director of One Equity Partners Open Water I Corp. (NASDAQ: OEPWU), a blank check company formed to effect a merger or similar business combination
	•	Director of Tailwind Smith Cooper Holdings, a private manufacturer/distributor
	•	Director of Tailwind National Trench Safety, a private national provider of trench shoring and safety solutions
	•	Former director of PS Logistics, a private flatbed transportation solutions provider
	•	Former director of Inner Explorer, a non-profit organization whose mission is to provide mindfulness to PreK-12 classrooms

Skills and Expertise:
	•	Extensive experience with strategic and financial management and leadership of overall company performance
	•	Extensive financial and accounting experience, including qualification under SEC rules as an “audit committee financial expert”

16 | Myers Industries, Inc.

MICHAEL MCGAUGH Age: 48 Director since: 2020 Committees: None	Principal Occupation: President, Chief Executive Officer, and Director of Myers Industries, Inc.

Business Experience:
	•	Former Executive Vice President and Chief Operating Officer of BMC Stock Holdings, Inc. (NASDAQ:BMCH), a leading building products manufacturer and distributor focused on growth and innovation
	•	Former Global Director and Global General Manager for The Dow Chemical Company (NYSE:DOW), a global leader in science and technology in the areas of plastics, polymers, and chemicals
	•	Former Global Director, Growth and Innovation portfolio and Global Director, Strategic Marketing, for Dow
	•	Former Vice President and General Manager of Dow Building Solutions, a business unit within Dow that manufactures and sells plastics and polymer based building products such as STYROFOAMTM insulation
	•	Former business leader of multiple plastics and polymer business units at Dow

Current and Former Directorships:
	•	Director of Cleveland Clinic Akron General Hospital
	•	Former policy advisory board member of Harvard Joint Center for Housing Studies
	•	Former director of Shelterhouse of Michigan

Skills and Expertise:
	•	Substantial experience leading large public companies and their divisions
	•	Broad background in the plastics and polymers industries
•
Extensive merger, acquisition, and integration experience, having led the Integration Management Office for the merger between Dow/E.I. DuPont de Nemours and several other merger, acquisition, and divestiture transactions

	•	Significant experience in growth and innovation, having headed this business unit within Dow as well as having led Strategic Marketing for Dow
	•	Extensive experience in corporate strategy and governance, having held executive roles accountable for these functions at BMC Stock Holdings and Dow
	•	Deep commercial expertise, having led Sales, Marketing, and Purchasing functions for numerous business units and industry segments
2022 Proxy Statement | 17

Each of the foregoing nominees is recommended by the Governance Committee. The Governance Committee believes that each of the nominees possesses certain key attributes that are believed to be important for an effective Board.
Until 2020, Mr. Foley served as Executive Chairman and a director of Libbey, Inc. (“Libbey”). Mr. Foley formerly served as Libbey’s Chief Executive Officer until March 31, 2019. Libbey’s business was and remains highly reliant on the foodservice industry. The COVID-19 pandemic caused Libbey to experience immediate and drastic reductions in revenue which, as a “non-essential” business, resulted in shut downs of all six of Libbey’s global manufacturing facilities. On June 1, 2020, Libbey and its direct and indirect domestic subsidiaries commenced voluntary cases under Chapter 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware, which were jointly administered under the caption In re: Libbey Glass Inc., et al., Case No. 20-11439 (LSS). Libbey filed a proposed First Amended Joint Plan of Reorganization (“Plan”) which was confirmed by the Bankruptcy Court on October 20, 2020. On November 5, 2020, pursuant to the Plan, Libbey (i) assigned the majority of its assets to a subsidiary which assumed all of Libbey’s obligations and liabilities in connection therewith; and (ii) contributed 100% of the equity in the subsidiary to Libbey Holdings Inc., an entity newly formed by Libbey, in exchange for 100 shares of common stock of Libbey Holdings. The Plan became effective on November 13, 2020 and Libbey and the other debtors emerged from the Chapter 11 cases. As a result of the Plan becoming effective, all of the outstanding shares of common stock of Libbey and all other equity rights in the Company were cancelled. Libbey’s common stock may continue to be quoted on the OTC Pink marketplace, but under the terms of the Plan, the common stock has no underlying asset value, and Libbey filed a Form 15 with the SEC deregistering the company’s common stock on November 16, 2020.
There are, and during the past ten years there have been, no other legal proceedings material to an evaluation of the ability of any director, nominee, or executive officer of the Company to act in such capacity or concerning his or her integrity. There are no family relationships among any of the directors, director nominees and executive officers.
The Board and Myers express our deep appreciation for the service and guidance provided by Robert A. Stefanko during his service as a director since 2007 until the 2022 Annual Meeting of Shareholders.
The Board of Directors recommends that you vote “FOR” each of the director nominees listed above.
18 | Myers Industries, Inc.

Nominating Process
The Governance Committee reviews and evaluates individuals for nomination to stand for election as a director who are recommended to the Committee: in writing by any of our shareholders or by our current or past directors, executive officers, or identified by professional search firms retained by the Governance Committee.
Recruiting Guidelines and Director Qualifications
The Company’s Board Member Recruiting Guidelines outline the process for the Governance Committee to recruit and evaluate potential director candidates. These guidelines are available on the “Corporate Governance” page accessed from the “Investor Relations” page of the Company’s website at www.myersindustries.com. In considering these potential candidates for nomination to stand for election, the Governance Committee will consider:
•	The current composition of the Board and how well it functions as a group
•	The talents, personalities, and strengths of current directors
•	The value of contributions made by individual directors
•	The need for a person with specific skills, experiences or background relevant to the Company’s strategy to be added to the Board
•	Any anticipated vacancies due to retirement or other reasons
•	Other factors that may enter into the nomination decision
The Governance Committee endeavors to select nominees that contribute unique skills and professional experiences in order to advance the performance of the Board and establish a well-rounded Board with diverse views that reflect the interests of our shareholders. The Governance Committee considers diversity as one of a number of factors in identifying nominees for directors; however, there is no formal policy in this regard. The Governance Committee views diversity broadly to include diversity of experience, skills and viewpoint, in addition to traditional concepts of diversity such as race and gender.
When considering an individual candidate’s suitability for the Board, the Governance Committee will evaluate each individual on a case-by-case basis. The Governance Committee does not prescribe minimum qualifications or standards for directors; however, the Committee looks for directors who have personal characteristics, educational backgrounds and relevant experience that would be expected to help further the goals of the Company. In addition, the Governance Committee will review the extent of the candidate’s demonstrated excellence and success in his or her chosen business, profession, or other career and the skills and talents that the candidate would be expected to add to the Board. The Governance Committee may choose, in individual cases, to conduct interviews with the candidate and/or contact references, business associates, other members of boards on which the candidate serves or other appropriate persons to obtain additional information. The Governance Committee will make its determinations on whether to nominate an individual candidate based on the Board’s then-current needs, the merits of that candidate and the qualifications of other available candidates.
Shareholder Recommendation Policy
The Governance Committee will consider individuals for nomination to stand for election as a director who are recommended to it in writing by any of our shareholders that strictly follow the below procedures. Shareholders making recommendations for directors must:
•	Certify that the person making the recommendation is a shareholder of the Company (including the number of shares held as of the date of the recommendation)
•
Provide the full name and address of the proposed nominee as well as a biographical history setting forth past and present directorships, employment, occupations and civic activities for at least the past five years

•	Provide a signed written statement from the proposed nominee consenting to be named as a candidate and, if nominated and elected, consenting to serve as a director
•
Submit a signed written statement that the shareholder making the recommendation and the proposed nominee will make available to the Governance Committee all information reasonably requested in furtherance of the Committee’s evaluation

2022 Proxy Statement | 19

•	Provide a letter of recommendation to the following address: Corporate Governance Committee, c/o Secretary, Myers Industries, Inc., 1293 South Main Street, Akron, Ohio 44301
•	Submit all required information before the close of business on or before November 15th of the year prior to our next Annual Meeting of shareholders
Shareholder Nomination Policy
In accordance with our Amended and Restated Code of Regulations, a shareholder may directly nominate a candidate for election as a director of the Company only if written notice of such intention is received by the Secretary not less than 90 days nor more than 120 days prior to the one year anniversary date of the immediately preceding Annual Meeting of shareholders. In the event that the Annual Meeting is called for a date that is not within 30 days before or after such anniversary date, notice by a shareholder, in order to be timely, must be received no later than the close of business on the tenth day following the day on which notice of the date of the Annual Meeting was mailed or public disclosure of the date of the Annual Meeting was made, whichever first occurs. A shareholder wishing to directly nominate an individual to serve as a director must follow the procedure outlined in Article I, Section 12 of our Amended and Restated Code of Regulations, titled “Advance Notice of Director Nomination” and then send a signed letter of nomination to the following address: Corporate Governance Committee, c/o Secretary, Myers Industries, Inc., 1293 South Main Street, Akron, Ohio 44301. Our Amended and Restated Code of Regulations is available on the “Corporate Governance” page accessed from the “Investor Relations” page of the Company’s website at www.myersindustries.com.
Shareholder Proxy Access
In accordance with our Amended and Restated Code of Regulations, a shareholder may also request that the Company include in its proxy statement in which it solicits proxies with respect to the election of directors at an Annual Meeting of shareholders, any person nominated for election (a “Shareholder Nominee”) to the Board by a shareholder or by a group of not more than 20 Shareholders that (i) satisfies the requirements of Section 13 of our Regulations (such individual shareholder or shareholder group, including each member thereof, to the extent the context requires, an “Eligible Shareholder”), and (ii) expressly requests in the notice required by such Section 13 to have the Shareholder Nominee included in the Company’s proxy materials pursuant to such Section 13. The information that the Company will include in its proxy statement is the information provided by the Eligible Shareholder to the secretary of the Company concerning the Shareholder Nominee and the Eligible Shareholder that is required to be disclosed in the Company’s proxy statement by the regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and if the Eligible Shareholder so elects, a written statement, not to exceed 500 words, in support of the Shareholder Nominee’s candidacy (the “Statement”). The Company may omit from its proxy materials any information or Statement (or portion thereof) that it, in good faith, believes would violate any applicable law or regulation. The Company will not be required pursuant to Section 13 to include any information regarding a Shareholder Nominee in its proxy materials for any meeting of Shareholders for which any person is engaging in a solicitation within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at such meeting other than Shareholder Nominees or nominees of the Board.
The Company will be required to include information regarding a Shareholder Nominee in its proxy materials with respect to an Annual Meeting only if the notice of the nomination relating to the Shareholder Nominee is delivered to, or mailed to and received by, the secretary of the Company no earlier than 120 days and no later than 90 days before the anniversary of the date of the previous year’s Annual Meeting of Shareholders; provided, however, that if the Company did not hold an Annual Meeting during the previous year, or if the date of the Annual Meeting has changed by more than 30 calendar days from the previous year’s date, or if the Company is holding a Special Meeting of shareholders or conducting an election of directors by written consent in lieu of an Annual Meeting, then the Eligible Shareholder must deliver the notice a reasonable time before the Company issues its proxy materials, as specified by the Company in a Current Report on Form 8-K filed pursuant to Item 5.08.
The maximum number of Shareholder Nominees nominated by all Eligible Shareholders that the Company shall be required to include in its proxy materials with respect to an Annual Meeting generally shall not exceed the greater of (i) two, or (ii) 20% of the total number of members of the Company’s Board rounded to the closest whole number below 20%.
20 | Myers Industries, Inc.

Board Committees and Meetings
There were a total of seven regularly scheduled and special meetings of the Board in 2021. During 2021, all directors attended at least 75% of the aggregate total number of the meetings of the Board and committees on which they served. Due to the impacts of the COVID-19 pandemic, all of our then directors and then nominees attended our 2021 Annual Meeting virtually via the internet. Although we do not have a formal policy requiring directors to attend the Annual Meeting, our directors are encouraged to attend, and to do so in person when permissible.
Board Committees
The Board has three standing committees: the Audit Committee, the CMD Committee, and the Governance Committee. Set forth below are the committee memberships as of the date of this Proxy Statement.
Director	Audit Committee	CMD Committee	Governance Committee
Yvette Dapremont Bright	•		•
Sarah R. Coffin			Chair
Ronald M. De Feo		Chair
William A. Foley	•		•
Jeffrey Kramer		•
F. Jack Liebau, Jr.	•	•	•
Bruce M. Lisman		•	•
Lori Lutey	Chair
Robert A. Stefanko	•
In addition to the standing Audit, CMD, and Governance Committees, from time to time the Board has established, and may establish in the future, special committees to address particular matters.
2022 Proxy Statement | 21

Audit Committee
4 Meetings Held in 2021
The Audit Committee assists our Board in the oversight and integrity of our financial statements, ensures our structure meets legal and regulatory requirements, and oversees our internal auditing functions, controls, and procedures. The Board determined that based on their extensive financial background and expertise, F. Jack Liebau, Jr., Lori Lutey and Robert A. Stefanko met the criteria of an “audit committee financial expert” under SEC rules. None of our Audit Committee members serve on more than two other public company audit committees.
Audit Committee Functions:
•	Engage the independent registered public accounting firm and responsible for the appointment, compensation and oversight of the external auditor
•	Approve all audit and accounting engagements of the independent registered public accounting firm (audit and non-audit)
•	Review the results of the audit and interim reviews
•	Evaluate the independence of the independent registered public accounting firm
•	Review the financial results of the Company with the independent registered public accounting firm prior to their public release and filing of reports with the SEC
•	Direct and supervise special investigations
•	Oversee accounting, internal accounting controls, auditing matters, reporting hotline and corporate compliance programs
•	Review the Company’s ERM assessment and processes in order to assist the Board’s oversight of the Company’s management of its significant enterprise level risks
See the Audit Committee Report on page 53 for further information regarding the Audit Committee’s activities.
Compensation and Management Development Committee
5 Meetings Held in 2021
The CMD Committee administers our executive compensation programs and determines, either as a committee or together with the other independent board members, annual base salaries and incentive compensation awards for our executive officers.
CMD Committee Functions:
•	Review and approve compensation of executive officers of the Company
•	Review and approve the CEO’s compensation-related corporate goals
•	Evaluate the CEO’s performance
•	Oversee executive management development and succession planning
•	Establish and administer the Company’s policies, programs and procedures for compensating its executive officers and directors
•	Review and approve equity award grants
•	Review, assess and monitor the Company’s Stock Ownership Guidelines
•	Oversee regulatory compliance with respect to compensation matters
•	Oversee shareholder communications regarding executive compensation matters
•	Retain outside consultants regarding executive compensation and other matters
•	Oversee the leadership development programs and executive long-term and emergency succession planning
22 | Myers Industries, Inc.

Corporate Governance Committee
3 Meetings Held in 2021
The Governance Committee assists the Board in developing and implementing corporate governance guidelines, identifying potential director candidates, determining the size and composition of our Board and its committees, and evaluating the overall effectiveness of our Board.
Governance Committee Functions:
•	Evaluate new director candidates and incumbent directors
•	Recommend nominees to serve on the Board as well as members of the Board’s committees to the independent directors of the Board
•	Recommend and monitor participation in continuing education programs by the directors
•	Oversee succession planning of executive officers and directors
•	Identify and evaluate CEO candidates
•	Develop and implement corporate governance principles applicable to the Board and the Company
•	Review the Company’s policies, programs, and strategies relating to ESG and other public policy matters relevant to the Company
Committee Charters and Policies
The Board has adopted written charters for each of the Audit Committee, the CMD Committee, and the Governance Committee. Each committee reviews and evaluates the adequacy of its charter at least annually and recommends any proposed changes to the Board for approval. Each of the written charters and policies of the Committees are available on the “Corporate Governance” page accessed from the “Investor Relations” page of the Company’s website at www.myersindustries.com.
2022 Proxy Statement | 23

Director Compensation
The Company has structured its non-employee director compensation to attract and retain highly qualified directors and to compensate directors for their service, while also aligning the interests of the directors to the long-term interests of the Company’s shareholders.
In addition to the compensation provided to our non-employee directors, which is described below, our Amended and Restated Code of Regulations provides that we will indemnify, to the fullest extent then permitted by law, any of our directors or former directors who was or is a party or is threatened to be made a party to any matter, whether civil or criminal, by reason of the fact that the individual is or was a director of the Company, or serving at our request as a director of another entity. We have entered into indemnity agreements with each of our directors contractually obligating us to provide such protection. We also currently have in effect director and officer insurance coverage.
2021 Non-Employee Director Compensation
The Company’s non-employee director compensation program maintained in 2021 reflected the recommendations of the CMD Committee’s compensation consultant based on the consultant’s assessment of market competitiveness. The analysis included pay levels and prevalent practices for retainers, fees, equity-based compensation, and stock ownership guidelines, and affirmed that the Company’s non-employee director compensation program is structured in a manner consistent with good governance, continues to be aligned with best practices, and meets the needs of the Board.
The Company’s non-employee director compensation program includes an annual cash retainer and an equity-based award. Directors who are employees of the Company do not receive either an annual retainer or any other compensation related to their director services. The cash retainers are paid quarterly in arrears and the equity-based award is granted for directors’ upcoming year of service subject to vesting at the following year’s Annual Meeting of Shareholders. Directors may elect to receive an equivalent number of stock units rather than shares of common stock upon vesting, with payment to be made with respect to such stock units when such director ceases to be a member of the Board. For non-employee directors who join the Board between annual meeting dates, the annual cash retainer is prorated for the portion of the term that such director serves.
In 2021, the annual cash retainer paid to our non-employee directors changed commencing July 1, 2021 on a pro-rated basis for the calendar year. Until June 30, 2021, each non-employee director continued to receive an annual cash retainer of $55,000. Commencing July 1, 2021, each non-employee director received an annual cash retainer of $90,000 (on a pro-rated basis). Effective April 29, 2021, the date of our 2021 Annual Meeting of Shareholders, each non-employee director received an equity-based award under our 2021 Long-Term Incentive Stock Plan, as Amended and Restated (the “2021 Plan”) with a target value of $90,000 at the grant date. Prior to April 29, 2021, each non-employee director received an equity-based award under our 2017 Incentive Stock Plan of Myers Industries, Inc., as Amended and Restated (the “2017 Plan”) with a target value of $75,000 at the grant date.
The cash portions of the retainers established through June 30, 2021 for our non-employee directors’ annual, committee member, and committee chair service is set forth below.
Compensation Type	Director Compensation
Annual Cash Retainer	$55,000
Annual Equity Based Award	$75,000
Supplemental Annual Cash Retainer
Committee Members	$10,000
Chair of Audit Committee	$20,000
Chair of CMD Committee	$20,000
Chair of Governance & Nominating Committee	$16,000
Board Chair(1)	$90,000
Ad-Hoc Committee Members	$10,000
Ad-Hoc Committee Chairman	$15,000
(1)	Board Chair is not eligible to receive additional Committee membership fees.
24 | Myers Industries, Inc.

The cash portions of the retainers established commencing July 1, 2021 for our non-employee directors’ annual, committee member, and committee chair service is set forth below.
Compensation Type	Director Compensation
Annual Cash Retainer	$90,000
Annual Equity Based Award	$90,000
Supplemental Annual Cash Retainer
Chair of Audit Committee	$12,500
Chair of CMD Committee	$12,500
Chair of Governance & Nominating Committee	$10,000
Board Chair(1)	$90,000
Ad-Hoc Committee Members	$10,000
Ad-Hoc Committee Chairman	$15,000
(1)	Board Chair is not eligible to receive additional Committee membership fees.
The following table shows the compensation paid to our non-employee directors for their service during 2021.
NON-EMPLOYEE DIRECTOR COMPENSATION FOR CALENDAR YEAR 2021
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Yvette Dapremont Bright	$69,600	89,995	—	—	—	$159,595
Sarah R. Coffin	$90,121	89,995	—	—	—	$180,116
Ronald M. De Feo	$88,805	89,995	—	—	—	$178,800
William A. Foley	$82,527	89,995	—	—	—	$172,552
Jeffrey Kramer	$67,842	89,995	—	—	—	$157,837
F. Jack Liebau, Jr.	$162,500	89,995	—	—	—	$252,495
Bruce M. Lisman	$84,462	89,995	—	—	—	$174,457
Lori Lutey	$88,777	89,995	—	—	—	$178,772
Robert A. Stefanko	$80,769	89,995	—	—	—	$170,764
(1)
Except as otherwise noted, Stock Award amounts do not reflect compensation actually received by the directors. For non-employee directors who served on the Board in 2021, the amounts shown reflect the grant date fair market value of 4,023 restricted stock units awarded to the non-employee directors on April 29, 2021 with respect to their service commencing on that date until the 2022 Annual Meeting of Shareholders, at which time their awards will vest unless the director elects to receive stock units and defer receipt of common stock until he or she ceases to be a member of the Board for any reason whatsoever, at which time the Company shall make a payment to the director of one share for every stock unit then held as payment with respect to each such stock unit.

2022 Proxy Statement | 25

PROPOSAL NO. 2 – ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
Pursuant to Section 14A of the Exchange Act, Myers Industries provides shareholders with the opportunity to cast an annual advisory vote on executive compensation (“Say-on-Pay”). The CMD Committee has designed our executive compensation program (as described further in the Compensation Discussion & Analysis (“CD&A”) and tabular disclosures of this Proxy Statement) principally as follows:
Executive Compensation Objectives			Executive Compensation Elements
•	Provide competitive compensation packages to attract and retain talented and experienced executives and other key employees whose knowledge, skills and performance are crucial to our success		•	Base salary
			•	Annual cash bonus opportunities
			•	Long-term incentives, such as equity based performance awards
			•	Benefits

•
Align our executives with shareholders to help ensure that the actual compensation paid to our executive officers (1) correlates with financial performance (“pay for performance”) and (2) motivates our executive officers to achieve short-term and long-term Company goals that will increase shareholder value. Our objective is to motivate our executive officers to achieve short-term and long-term Company goals by providing:
			•	Annual cash bonus opportunities
			•	Long-term incentives, such as equity based performance awards and other service based awards
	○	Short-term performance incentives with objective performance goals through an annual bonus plan focused on operating performance
	○	Long-term performance incentives that reward achievement of long-term strategic initiatives through the use of performance based stock units, and other service based awards under our 2021 Plan

•	Reward executives whose knowledge, skills and performance are crucial to our success		•	Base salary
			•	Annual cash bonus opportunities
			•	Long-term incentives, such as equity based performance awards
Result of 2021 Advisory Vote on Executive Compensation
At the 2021 Annual Meeting of shareholders, over 99% of the votes cast on the Say-on-Pay proposal were voted in favor of the compensation of our named executive officers. The CMD Committee evaluated those results as evidencing shareholder general support of the current structure of our executive compensation program.
2022 Advisory Vote on Executive Compensation
We are presenting the following proposal, which gives you, as a shareholder, the opportunity to endorse or not endorse our executive compensation program by voting “FOR” or “AGAINST” the following resolution.
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, compensation tables, and narrative discussion is hereby APPROVED.”
Although the advisory vote is non-binding, the Board values shareholders’ opinions, and the CMD Committee will review the results of the vote and consider shareholders’ concerns and take those matters into account when considering future decisions concerning our executive compensation program.
Our advisory Say-on-Pay vote occurs annually with the next advisory vote at the Annual Meeting in 2023.
The Board of Directors recommends that you vote “FOR” Proposal 2 relating to the approval of the Company’s executive compensation.
26 | Myers Industries, Inc.

EXECUTIVE COMPENSATION AND RELATED INFORMATION
Compensation Discussion and Analysis
In this section, we describe the material components of our executive compensation program for our named executive officers (“NEOs”), whose compensation for 2021 is set forth in the Summary Compensation Table and other compensation tables contained in this Proxy Statement.
Michael McGaugh	President and Chief Executive Officer
Sonal Robinson(1)	Executive Vice President and Chief Financial Officer
Daniel Hoehn(2)	Vice President and Corporate Controller
Andrean Horton(3)	Former Executive Vice President, Chief Legal Officer and Secretary
Thomas Harmon(4)	Former Senior Vice President, Human Resources
(1)	Ms. Robinson was appointed Executive Vice President of Finance effective February 1, 2021 and assumed the role of Executive Vice President and Chief Financial Officer effective March 15, 2021.
(2)
Mr. Hoehn was appointed Interim Chief Financial Officer effective September 18, 2020, in addition to his role as Corporate Controller, through March 15, 2021, after which Mr. Hoehn continued in his role as the Company’s Vice President and Corporate Controller.

(3)	Ms. Horton resigned as an officer of the Company effective June 30, 2021.
(4)	Mr. Harmon resigned as an officer of the Company effective November 15, 2021.
Overview
The CMD Committee is responsible for overseeing our executive compensation plans and policies, administering our equity plans, and approving all compensation for our NEOs.
Compensation Philosophy
The CMD Committee believes that the Company’s NEOs should be paid in a manner that attracts the best-available talent, drives performance, encourages an appropriate sensitivity to risk, and encourages and rewards increases in shareholder value. This philosophy is achieved through the Company’s base salary, annual bonus opportunity, long-term incentive plan and other benefits, which are described in greater detail in this Proxy Statement. Myers Industries’ NEOs are compensated in a manner consistent with the Company’s strategy, competitive practice, sound compensation governance principles, and shareholder interests.
The CMD Committee’s goals are to:
•	Attract and retain talented and experienced executives and other key employees whose knowledge, skills and performance are crucial to our success
•	Ensure that the actual compensation paid to our executive officers correlates with financial performance (“pay for performance”)
•	Motivate our executive officers to pursue, and reward them for achieving, short-term and long-term Company goals that are intended to deliver shareholder value
Our Strategy and Pay for Performance Approach to Executive Compensation
The Company’s compensation program is designed to compensate the Company’s NEOs in a manner consistent with the Company’s near and long-term strategic vision. The Company’s compensation program seeks to achieve this through the mixture of base pay, short and long-term incentives, and the provision of other benefits. Base pay and other benefits provide appropriate compensation to attract and retain talent. Short-term incentives are tied to the achievement of Company growth with targets intended to advance the long-term strategic vision of the Company. Long-term incentives provide executives with an ownership stake in the Company (emphasizing the “act like owners” principle of the Company) and help drive long-term shareholder value creation. In 2021, our long-term incentives comprised at target from 65% to 220% of each NEOs’ base compensation and primarily comprised of performance-based equity awards. Further, our 2021 performance-based long-term incentive awards were based on the Company’s three-year cumulative adjusted EBITDA, subject to a relative TSR modifier, which are performance metrics that support achievement of the Company’s operating strategies.
2022 Proxy Statement | 27

Business Highlights and Achievements in 2021
In a year marked by an ongoing global pandemic, unprecedented raw material inflation, labor shortages, and supply chain challenges, we delivered strong financial performance and value for our shareholders, including:
•	Sales of $761 million, an increase of 49% in total and 25% on an organic basis
•	Adjusted operating income of $52 million, an increase of 13%
•	Adjusted earnings per share of $0.97, an increase of 14%
•	Adjusted EBITDA of $72 million, an increase of 9%
•	Cash flow from operations of $45 million
We also made significant progress towards executing our long-term roadmap and broader “One Myers” strategy, including:
•	Put a new marketing, product management and sales structure in place.
•	Created a stand-alone eCommerce organization that is embedded within all business lines.
•	Established a new pricing team focused on value-based pricing and commercial best practices. The team implemented numerous price increases in 2021 in response to rising raw material costs.
•	Acquired a second bolt-on acquisition, Trilogy Plastics, and fully integrated it as well as our previous Elkhart Plastics acquisition.
•	Held first-ever company-wide talent reviews to map succession plans and people development opportunities across the organization.
•
Unveiled our new brand logo which embodies our “One Myers, One Team” mindset. The “One Myers” approach aims to bring formerly disparate companies under one umbrella, offering customers multiple solutions to meet their needs in the best way possible.

We are aligned and centered on our True North, our mission, which is: to transform our Material Handling Segment into a high-growth business that is a true innovator of plastic solutions, while we also continue to grow and optimize our Distribution Segment.
The Company uses certain non-GAAP measures in this Proxy Statement. Adjusted operating income, adjusted earnings per share, and adjusted EBITDA are non-GAAP financial measures and are intended to serve as a supplement to results provided in accordance with accounting principles generally accepted in the United States. Myers Industries believes that such information provides an additional measurement and consistent historical comparison of the Company’s performance. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in Appendix A to this Proxy Statement.
Checklist of Compensation Practices
Our success depends largely on the contributions of motivated, focused and energized executives all working to achieve our strategic objectives. The CMD Committee and senior management, with assistance from our independent compensation advisor, develop competitive pay programs for our executives and we follow the basic tenets set forth in the following table:
WHAT WE DO	WHAT WE DON’T DO
Link Pay to Objective Financial Performance	Enter into Executive Employment Contracts
Limited Termination/Change in Control Severance Benefits	Offer Tax Gross-Ups for Change in Control Payments
Grant Awards with Double Trigger Change in Control Provisions	Reprice Underwater Options
Impose Stock Ownership Guidelines	Allow Cash Buyouts of Underwater Options
Retain an Independent Compensation Advisor	Permit Short Sales by Directors, Officers, or Employees
Tally Sheets to Evaluate and Monitor NEO Compensation	Offer Executive Perquisites
Maintain a Clawback Policy	Allow Hedging or Pledging of Company Stock
28 | Myers Industries, Inc.

Elements of 2021 Compensation
Our executive compensation program consists of elements (base salary, annual bonus, long-term incentives and benefits) designed to provide an integrated and competitive total pay package. A majority of the compensation package for NEOs is performance-based and the metrics are focused on paying for growth.
Description of Compensation Elements
Our 2021 executive compensation program was designed to reinforce the relationship between the interests of our NEOs and our shareholders and is comprised of three primary components: base salary, annual cash bonus and long-term incentives. The objectives and key characteristics of each element of our 2021 executive compensation program are summarized in the following table:

Type of Pay & Form		Performance Periods	Objectives

Fixed	Base Pay(cash)	1 year
•Compensation for job performance
•Recognizes individual skills, competencies, and experience
•Generally determined based on an individual’s time in the position, experience, performance, future potential, external market conditions, and peer benchmarking
•May be influenced/changed as a result of changes in the executive’s responsibilities, an assessment of annual performance, our financial management, and/or external market data relating to base pay practices of peers

At Risk (cash)	Annual Bonus(cash)	1 year
•Variable cash compensation with 100% tied to the achievement of annual corporate operational goals established by the CMD Committee each fiscal year to align with corporate strategic goals (for 2021, the Company’s achievement of budgeted adjusted EBITDA)
•Aligns interests of executives with shareholders, with amount earned dependent on Company performance objectives designed to enhance shareholder value

	Long-Term Incentives (60% performance stock units and 40% restricted stock units)	3 years
•Motivates and rewards leaders for increasing shareholder value and returns while promoting our long-term interests consistent with strategic goals
•Reflects the belief that a significant component of executive compensation should be at risk where the amount earned depends on achieving long-term Company performance objectives designed to enhance shareholder value (for awards in 2021, the Company’s three-year cumulative adjusted EBITDA, subject to a relative TSR modifier)
•Helps build executive stock ownership consistent with our stock ownership objectives
•Encourages retention of executive management team through multi-year vesting

2022 Proxy Statement | 29

NEO Target Compensation Mix
We believe in linking pay for performance. The following graphs illustrate the percentages of total target direct compensation of our CEO and CFO attributable to base salary, target bonus, and target long-term incentives. The percentages are based on annualized targets although Ms. Robinson’s service did not commence until February 1, 2021 and she did not assume the role of CFO until March 15, 2021.

How Compensation is Determined
The Company believes its practices are consistent with the practices of a company of its size, reflect best practices regarding the governance of executive pay programs and reflect the executive pay program’s objectives of delivering competitive and appropriate pay aligned with our shareholders’ interests.
The CMD Committee refers to market data to benchmark and help establish pay opportunities for the NEOs that are competitive for a company of our size in our industry, and for the role and experience of the individual executive. The CMD Committee generally considers a range around the market median when establishing compensation levels for the NEOs.
As part of its annual review and consideration of the benchmarking process used to assess the Company’s pay levels and pay programs for its executives, the CMD Committee and its independent compensation consultant conduct an executive compensation market analysis that draws from third-party compensation surveys and publicly available data for a group of peer companies (“Compensation Peer Group”). The CMD Committee annually reviews the Compensation Peer Group, with input from the Committee’s independent compensation consultant, to evaluate whether the composition of the group remains relevant for the ensuing calendar year, with consideration of certain quantitative and qualitative criteria, including: (1) companies within approximately 50% to 200% of the Company’s revenue, (2) companies operating within the Company’s industries and end-markets, and (3) companies with similar focus and/or business complexity. Our CMD Committee regards the Company’s comparison to these companies only as reference points because finding direct publicly-traded peers within the lower end of our revenue range is difficult. Our CMD Committee does not seek to establish any specific benchmark in reference to these companies or to require changes in our executive compensation to match changes in these companies’ compensation.
30 | Myers Industries, Inc.

The following companies comprised the Compensation Peer Group for executive compensation benchmarking purposes in 2021:
$ in millions
Company Name	Industry	Revenue	Market Cap
Chart Industries, Inc.	Industrial Machinery	$1,317	$5,830
Dorman Products, Inc.	Auto Parts & Equipment	$1,345	$3,570
Standard Motor Products, Inc.	Auto Parts & Equipment	$1,298	$1,150
Alamo Group Inc.	Construction Machinery & Heavy Trucks	$1,334	$1,750
Stoneridge, Inc.	Auto Parts & Equipment	$770	$536
Neenah, Inc.	Paper Products	$1,028	$776
Esco Technologies	Aviation & Space Filtration & Fluid Control	$715	$2,010
TriMas Corporation	Industrial Machinery	$857	$1,590
Commercial Vehicle Group, Inc.	Construction Machinery & Heavy Trucks	$971	$265
The Shyft Group, Inc.(1)	Specialty Vehicle Mfg. and Assembly	$991	$1,740
Standex International Corporation	Diversified Global Manufacturing	$656	$1,140
Motorcar Parts of America, Inc.	Auto Parts & Equipment	$540	$428
Lindsay Corporation	Agricultural & Farm Machinery	$567	$1,800
Raven Industries, Inc.	Technology Engineering and Manufacturing	$378	$1,184
The Gorman-Rupp Company	Industrial Machinery	$378	$1,160
Core Molding Technologies, Inc.	Commodity Chemicals	$307	$68
(1)	Formerly known as Spartan Motors.
Based on the annual evaluation of the Compensation Peer Group conducted in late 2021, the CMD Committee determined to add several companies as being size and industry comparatively more appropriate and eliminate certain companies due to business relevance as auto aftermarket companies or due to becoming significantly undersized relative to the Company (due to recent Company acquisitions and anticipated related revenue growth). Accordingly, the following companies have been adopted to comprise the Compensation Peer Group for executive compensation benchmarking purposes in 2022:
$ in millions
Company Name	Industry	Revenue	Market Cap
Quaker Chemical Corporation	Chemicals	$1,761	$4,130
Chart Industries, Inc.	Industrial Machinery	$1,317	$5,830
Dorman Products, Inc.	Auto Parts & Equipment	$1,345	$3,570
Alamo Group Inc.	Construction Machinery & Heavy Trucks	$1,334	$1,750
Schweitzer-Mauduit International, Inc.	Paper and Forest Products	$1,440	$940
Barnes Group Inc.	Machinery	$1,258	$2,360
EnPro Industries, Inc.	Machinery	$1,141	$2,270
Astec Industries, Inc.	Machinery	$1,097	$1,580
Commercial Vehicle Group, Inc.	Construction Machinery & Heavy Trucks	$971	$265
Neenah, Inc.	Paper Products	$1,028	$776
TriMas Corporation	Industrial Machinery	$857	$1,590
The Shyft Group, Inc.(1)	Specialty Vehicle Mfg. and Assembly	$991	$1,740
Stoneridge, Inc.	Auto Parts & Equipment	$770	$536
Esco Technologies	Aviation & Space Filtration & Fluid Control	$715	$2,010
Helios Technologies, Inc.	Machinery	$869	$3,410
Standex International Corporation	Diversified Global Manufacturing	$656	$1,140
Lindsay Corporation	Agricultural & Farm Machinery	$567	$1,800
(1)	Formerly known as Spartan Motors.
Consistent with the objectives of our executive pay philosophy of attracting and retaining a talented and experienced executive management team and other key employees, paying for performance, motivating our executive officers to achieve short-term and long-term Company goals that will enhance shareholder value, and rewarding executives whose knowledge, skills, and performance are crucial to our success, actual compensation may be above or below the median for executives in
2022 Proxy Statement | 31

similar roles at companies of similar size and complexity, depending on an evaluation of several factors including, but not limited to, time-in-position, experience, performance, and future potential. We believe this approach is appropriate as it is intended to attract and retain key executives, but does not position our compensation costs out of line with expected or actual performance.
Compensation Elements in 2021
Base Salary
Base salary provides a fixed element of compensation that competitively rewards our NEOs’ individual skills, competencies, experience and performance. Additionally, the base salaries provide our NEOs with income regardless of the Company’s stock price performance, which acts as a risk-balancing measure in that it helps to avoid incentives to create short-term stock price fluctuations. Furthermore, it helps mitigate elements beyond the control of the Company, like general economic and stock market conditions unrelated to Company performance.
The Company does not have written employment agreements with our NEOs. The Board and CMD Committee annually review the performance of the CEO and the CEO’s corporate goals and objectives and, in connection with this review, may recommend a merit-based increase to the CEO’s base salary.
For the other NEOs, base salary adjustments are based on recommendations by the CEO to the CMD Committee. In making such adjustments, the Company’s performance and the individual NEO’s scope of work, performance and competitive benchmarks are considered, based on input from the independent consultant to the CMD Committee.
The 2021 base salaries of all NEOs are shown in the following table. Ms. Robinson’s base salary was established upon her appointment as Executive Vice President of Finance effective February 1, 2021. Ms. Horton’s base salary was in effect through her departure on June 30, 2021. Mr. Harmon’s base salary was in effect through his departure on November 15, 2021. Mr. Hoehn began receiving a supplemental monthly payment of $5,000 commencing September 18, 2020 and continuing through March 15, 2021, in connection with his duties as the Company’s Interim Chief Financial Officer in addition to his role as Controller, but such amount is not considered as part of his base salary and was not considered for other compensation related purposes such as establishing short-term or long-term incentive compensation opportunities.
2021 NEO Base Salaries and Adjustments
Name	% Increase	Base Salary
Michael McGaugh	3.2%	$645,000
Sonal Robinson	N/A	$435,000
Daniel Hoehn	5.0%	$266,438
Andrean Horton	2.0%	$397,000
Thomas Harmon	2.0%	$346,800
2021 Short-Term Incentives
The Company’s annual incentive plan is a cash-based incentive plan in which our NEOs, along with certain other senior level employees, participate. The annual incentive plan was intended to reward management primarily for achieving targeted levels of adjusted EBITDA based on the Company’s 2021 financial plan.
Annual Bonus Metrics
For 2021 annual bonuses, performance was determined using the following objective financial metric:
Measure	Alignment with Business Strategy
Adjusted EBITDA
Achieving EBITDA targets consistent with the Company’s annual financial plan supports the Company’s objectives of providing value to its stakeholders and rewarding business performance for providing such value.

This objective financial metric constituted 100% of each NEO’s annual bonus opportunity.
32 | Myers Industries, Inc.

Annual Bonus Performance — 2021 Objectives and Achievements
The CMD Committee annually approves a target bonus opportunity for each NEO. Objective performance targets were established for achieving certain levels of adjusted EBITDA with a weighting of 100% of each NEO’s total annual bonus opportunity. As part of the annual bonus performance goal-setting process, the Board annually reviews and approves management’s business and financial plan for the Company, and the CMD Committee reviews the proposed performance goal, with minimum and maximum ranges intended to appropriately reward for results that exceed or fall short of target expectations. Bonuses can range from 0% to 200% of target, depending on actual performance, a practice determined to be consistent with the range of annual bonus opportunities of other peer companies.
Goals are intended to reward for growth and business performance, consistent with the Company’s strategy, and motivate management with additional compensation opportunities without encouraging excessive risk-taking. We reward our executives with higher levels of cash compensation for results that substantially exceed target results. Conversely, we pay relatively lower levels of cash compensation for results that fail to meet minimally acceptable performance expectations.
Our 2021 goals were set first by establishing that growth is a critical element of success. For 2021, the Company set a target goal of 100% of the Company’s adjusted EBITDA plan, or $76.5 million, and a maximum goal of 144.8% of the Company’s adjusted EBITDA plan or $110.8 million. To incentivize our team to continue to sustain a minimum level of growth, we set a threshold goal of 77.6% of the Company’s adjusted EBITDA plan, or $59.4 million in order to attain any bonus payouts.
The following table illustrates the Company’s adjusted EBITDA for 2021 and the impact on our annual incentive plan payout:
	Fiscal Year 2021 Goals and Payout
Performance Metric	Threshold (50%)	Target (100%)	Maximum (200%)	2021 Actual Results	Payout (% of target)
Adjusted EBITDA (payout %)	77.6%	100%	144.8%		87.9%
Adjusted EBITDA ($ in millions)	$59.4	$76.5	$110.8	$72.4
Based on the results above, the NEOs earned bonus awards for 2021 as follows:
Name	Base Salary	Target Award (% of Base)	Objective Metric Achievement (% of Target)	Earned Award Amount
Michael McGaugh	$645,000	100%	87.9%	$566,955
Sonal Robinson(1)	$435,000	60%	87.9%	$209,934
Daniel Hoehn(2)	$266,438	40%	87.9%	$93,680
Andrean Horton(3)	$397,000	60%	87.9%	$103,463
Thomas Harmon(4)	$346,800	60%	87.9%	$79,174
(1)	Ms. Robinson’s award earned was pro-rated to reflect her period of employment during 2021.
(2)	Mr. Hoehn’s award earned was based on his base salary in effect for his role as Vice President and Corporate Controller.
(3)	Ms. Horton’s award earned was pro-rated due to her departure on June 30, 2021.
(4)	Mr. Harmon’s award earned was pro-rated due to his departure on November 15, 2021.
2021 Long-Term Incentives
The Company’s long-term incentive plan was established to, among other things, encourage management to drive long-term shareholder value and to align management’s interests with shareholders’ interests, emphasizing the “act like owners” principle of the Company. The long-term incentive plan is intended to motivate and reward leaders for increasing shareholder value and returns. The Company believes the Company’s shareholders and employees are both best served by having our NEOs focused on and rewarded based on the achievement of longer-term results of the Company. To accomplish this, the CMD Committee has in recent years awarded a blend of stock options, service-based restricted stock units, and performance-based restricted stock units to NEOs. In 2020, the CMD Committee determined to not include stock options in the mix of long-term incentives and instead focus on service-based restricted stock units and performance-based restricted stock units designed to meet specific reward and performance objectives. In 2021, the CMD Committee determined to continue this approach. In doing so, the weighting of long-term incentives in 2021 was as follows for all NEOs other than our CEO:
2022 Proxy Statement | 33

•
60% Weighting: Long-term performance restricted stock units intended to reward our executives for achieving financial goals over a multi-year period. Long-term performance restricted stock units vest at the end of three years based on achievement of pre-established objectives over three calendar years.

•
40% Weighting: Service-based restricted stock units help retain our key executives. Restricted stock units also align our executives with the total returns earned by our investors. Grants of service-based restricted stock units vest ratably over a three-year period, conditioned on continued employment, providing a strong executive retention device.

The weighting of 2021 long-term incentives for our CEO was 75% in performance restricted stock units and 25% in service-based restricted stock units, to reflect even greater alignment between our CEO’s pay opportunities and Company performance.
The target long-term incentive opportunity for each NEO was based on a percentage of their respective base salaries as follows: Mr. McGaugh, 220%, Ms. Robinson, 90%, Ms. Horton, 100%, and Mr. Harmon, 65%. Ms. Horton and Mr. Harmon forfeited all of their 2021 long-term incentive awards upon their voluntary resignations on June 30, 2021 and on November 15, 2021, respectively.
2021 Long-Term Incentive Mix
Once target values are developed, annual awards for each long-term element are based on an individual’s position, experience, future potential, organizational level, scope of responsibilities, ability to impact results, and any special recruiting and retention needs. For the NEOs, the CMD Committee aimed to emphasize performance-based elements (long-term performance restricted stock units and options) over service-based elements (restricted stock units).
The following mix of target long-term incentives for our NEOs were established for calendar year 2021.

Long-Term Performance Metrics
Beginning in 2017, the CMD Committee revised the long-term incentive performance metrics to include the two objective metrics which were used through 2019 – three-year cumulative EBITDA and three-year total free cash flow as a percentage of sales. In 2020, the CMD Committee determined to (i) revise the EBITDA metric to be based on achievement of target levels of a three-year weighted average EBITDA, and (ii) replace the free cash flow metric with target levels of three-year average return on invested capital (ROIC). In 2021, the CMD Committee determined to further revise the long-term incentive performance metrics to be based on achievement of target levels of a three-year cumulative adjusted EBITDA subject to a relative total shareholder return (rTSR) modifier for the performance period 2021 through 2023. The three-year target levels of cumulative adjusted EBITDA and the rTSR modifier were established by the CMD Committee with input from the Committee’s independent compensation consultant and management. These metrics were adopted to better align with the Company’s strategy, drive consistent performance over time toward achieving objective financial metrics with strong alignment with shareholder value, and to more effectively correlate this performance to compensation. Additionally, these metrics are used by management to assess operating performance of the business. The rTSR modifier will be based on the Company’s TSR performance relative to all companies in the S&P 600 Industrials and Materials industry sector, and will be used to increase by 25% the percentage payout based on EBITDA performance if the Company’s rTSR is at or above the 75th percentile of the comparative group or to decrease by 25% the percentage payout based on EBITDA performance if the Company’s rTSR is below the 25th percentile of the comparative group. If the Company’s rTSR is at or above the 25th percentile but does not reach the 75th percentile, there will be no adjustment to the payout.
34 | Myers Industries, Inc.

The following table shows the performance periods for the Company’s long-term incentive programs outstanding as of the end of 2021, for the three prior grant cycles:
Performance Period	Grant Date	Settlement Date (If Earned)	Performance Measures and Weighting
2019-2021	March 2019	2022	3-year cumulative adjusted EBITDA(1)(50%)	3-year total free cash flow(2) as a % of sales (50%)
2020-2022	April 2020	2023	3-year weighted average adjusted EBITDA (50%)	3-year average ROIC(3) (50%)
2021-2023	March 2021	2024	3-year cumulative adjusted EBITDA (100%)	rTSR modifier
(1)
Cumulative adjusted EBITDA acts as a measure of the Company’s operating performance with targets emphasizing growth and relates strongly to shareholder return, creating greater alignment between long-term executive incentive compensation and enhancing shareholder value.

(2)
Free cash flow is defined as cash flow from continuing operations less capital expenditures. Free cash flow as a percentage of sales recognizes the importance of the efficient use of cash to the Company’s ability to fund ongoing investments in our business while incentivizing management to create a business culture that generates strong cash flow year after year. We also believe that free cash flow conversion is a good measurement of success and has a strong correlation to shareholder value over the long-term.

(3)
ROIC is defined as the Company’s annual return on invested capital as calculated by the following formula: net operating profit after taxes (“NOPAT”)/invested capital (“IC”), with NOPAT based on the Company’s adjusted operating income after taxes and IC based on the Company’s total equity plus par value of debt, in each case as determined from the Company’s audited financial statements for the fiscal year, with such adjustments as may be approved by the CMD Committee in its discretion.

Long-Term Incentive Performance-Objectives and Achievements for the Three-Year Period Ended in 2021
For the three-year period ending in 2021, the Company established three-year performance objectives for the two performance metrics of weighted average EBITDA and total free cash flow as a percentage of sales. For the three-year period ending in 2021, the Company achieved a three-year adjusted cumulative EBITDA of $204 million, below the threshold target of $206 million, resulting in a settlement percentage of 0% of target. For the same performance period, the Company’s total free cash flow as a percentage of sales was 5.4%, also below the threshold target of 7.5%, resulting in a settlement percentage of 0% of target. The table below summarizes the vesting of our long-term incentive awards for the period 2019 through 2021:
		Fiscal Years 2019-2021 Goals and Payouts
Performance Metric	Target	Actual	Payout %	Weighting	Combined Payout %
Cumulative Adjusted EBITDA	$230 Million	$204 Million	0%	50%	0%
Total Free Cash Flow (as a % of sales)	8.5%	5.4%	0%	50%
Senior Officer Severance Plan
In 2020 the CMD Committee recommended, and the Board approved, adoption of a Senior Officer Severance Plan (“Severance Plan”) to provide certain severance benefits for senior officers determined to be eligible to participate in the Plan, including severance benefits in the event of certain terminations of employment, including in connection with a change in control of the Company. The Severance Plan is in lieu of employment, severance, and change in control agreements and provides consistency of the levels of termination benefits available to our most senior officers. For a summary of the benefits available under the Severance Plan in 2021 see the description provided under the caption Severance Arrangements upon Termination Including Change in Control in this Proxy Statement.
2022 Proxy Statement | 35

Other Benefits
NEOs participate in broad-based benefit plans that are available to other employees. These benefits are not tied to individual or Company performance, which is the same approach used for other employees. Moreover, changes to executives’ benefits reflect the changes to the benefits of other employees.
The Company’s NEOs participate in the following broad-based benefit plans that provide basic health, life, and income security:
•
The Company maintains qualified and nonqualified retirement programs in which our NEOs are eligible to participate. NEOs participate in our qualified retirement plan, a tax-qualified 401(k) plan under which all participants are eligible to receive matching contributions from the Company on the same terms as all other employees. The Company matching contribution is 100% of the first 3% contributed by a participant plus 50% of the next 2% contributed, for a total of up to 4% match on a participant’s compensation up to federal limits.

•
Each of our NEOs is eligible to participate in our Executive Nonqualified Excess Plan (“Nonqualified Deferred Compensation Plan”), which is a nonqualified retirement savings plan that allows for deferrals above the IRS limits on qualified plans. This plan is intended to restore compensation benefits that would have been earned under the tax-qualified 401(k) plan but for certain limitations imposed by the federal tax laws. Participating officers are at all times 100% vested in their voluntary deferrals. The Company may also provide matching or discretionary credits to the accounts of eligible officers, as determined by the Company in its sole discretion. The CMD Committee believes that maintaining this Nonqualified Deferred Compensation Plan helps to maintain the competitiveness of our entire executive retirement benefits.

•	NEOs also participate in broad-based benefit plans that are available to all employees, including health insurance and life and disability insurance.
The Company provides no executive perquisites to our NEOs other than reimbursement of executive physicals.
Other Compensation Policies and Practices
Stock Ownership Guidelines	•
A key objective of our pay program in general and our long-term equity-based incentive awards in particular is to encourage stock ownership by Company insiders. As a result, we have maintained Stock Ownership Guidelines since 2010

•
Under the Stock Ownership Guidelines, our NEOs and non-employee directors are expected to hold a specified amount of our common stock, as follows:

CEO: 5X annual base salary

Executive Vice Presidents (CFO): 3X annual base salary

Vice Presidents (including Human Resources): 1X annual base salary

Non-Employee Directors: 5X annual cash Board retainer

	•	The NEOs and non-employee directors have five years from becoming subject to the guidelines to attain the ownership requirement

•
In determining stock ownership for purposes of our ownership guidelines, shares owned outright, including shares owned jointly with a spouse or separately by a spouse and/or children that live in the NEO’s household, vested and unvested time-based restricted stock and stock unit awards, vested stock options, and non-employee deferred stock units, are counted

36 | Myers Industries, Inc.

Risk Assessment of Compensation Practices
In the design and approval of the Company’s executive compensation program, the CMD Committee considers risks that may be inherent in the program, but has designed the program to guard against excessive risk taking. The following are some features of the compensation program that are designed to help the Company manage compensation-related risk:
•
Using a variety of vehicles for providing compensation, including salary, bonus, and equity-based compensation, comprised of cash and equity based incentives with different vesting periods, which act to focus executives on specific objectives under the Company’s business plan while creating alignment with shareholders

•
Providing a mixture of fixed and variable, annual and long-term, and cash and equity compensation to encourage behavior and actions that are in the long-term interests of the Company and our shareholders

•	Placing an emphasis on performance-based awards more than service-based awards to further align the interests of our employees with those of our shareholders
•	Establishing, and reviewing on an annual basis, base salaries to be consistent with an employee’s responsibilities
•	Diversifying incentive-based risk by using differing performance measures, including Company financial performance
•	Determining and awarding incentive award grants based on a review of multiple indicators of performance that diversify the risk associated with any single indicator of performance
As a result, the CMD Committee believes that the design of the Company’s compensation program does not encourage employees to take unnecessary or excessive risks that could harm the Company’s long-term value.
Compensation Decision-Making
Timeline and Essential Components of Compensation Decision-Making
The CMD Committee oversees our executive compensation plan and policies, administers our equity plans, and approves all compensation for our NEOs. Portions of the CMD Committee’s annual agenda items are summarized below:

Late Winter/Spring
•	Approve annual incentive plan payouts for prior year	•	Approve long-term incentive plan award levels for NEOs and share pool for all equity awards

•	Approve long-term performance vesting and payouts for prior performance period	•	Grant long-term incentive awards

•	Approve current year’s annual incentive plan metrics, NEO performance criteria, and thresholds, targets and maximum goals	•	Review proxy advisory firms’ pay for performance reports, feedback, and proxy recommendations

•	Approve current year’s long-term incentive plan thresholds, targets and maximum goals

Summer		Fall
•	Review the results of the Company’s “Say-on-Pay” vote (and any other compensation-related items voted upon at the annual meeting)	•	Review long-term incentive performance metrics

•	Review the Company’s overall compensation program and consider any structural changes	•	Review peer group composition and executive compensation levels
2022 Proxy Statement | 37

Parties Involved in Compensation Decision-Making
Role of CMD Committee	•
Four independent directors currently comprise our CMD Committee, which is responsible for overseeing our executive pay plans and policies, administering our equity plans and approving all compensation for our NEOs

	•	The CMD Committee routinely requests information from senior management regarding the Company’s performance, pay and programs to assist it in its actions
	•	The CMD Committee has the authority to retain outside advisors as needed to assist it in reviewing and modifying the Company’s programs and providing competitive pay levels and terms
	•	In arriving at its decision on NEO compensation, the CMD Committee takes into account the shareholder “say-on-pay” vote results at the previous annual meeting of shareholders
•
The CMD Committee annually reviews and establishes the goals used for our annual and long-term incentive plans. The CMD Committee assesses the performance of the Company and the CEO. Based on this evaluation, the CMD Committee then recommends the CEO’s compensation for the next year to the Board for its consideration and approval

	•	The CMD Committee reviews the CEO’s compensation recommendations for the CFO, providing appropriate input and approving final awards
	•	Finally, the CMD Committee provides guidance and final approval to the CEO with regard to the determination of the compensation of other key executives
Role of Senior Management	•	The Company’s management serves in an advisory or support capacity as the CMD Committee carries out its charter regarding executive compensation
	•	The Company’s CEO and Senior Vice President of Human Resources typically participate in meetings of the CMD Committee
	•	The Company’s CFO may participate as necessary or at the CMD Committee’s request
•
The Company’s management normally provides the CMD Committee with information regarding the Company’s performance as well as information regarding executives who participate in the Company’s various plans. Such data is usually focused on the executives’ historical pay and benefit levels, plan costs, context for how programs have changed over time and input regarding particular management issues that need to be addressed. In addition, management normally furnishes similar information to the CMD Committee’s independent compensation advisor

	•	Management provides input regarding the recommendations made by the CMD Committee’s independent advisors or the CMD Committee
	•	Management implements, communicates and administers the programs approved by the CMD Committee, reporting back to it any questions, concerns or issues
•
The CEO annually evaluates the performance of the Company and the other NEOs. Based on these evaluations, the CEO provides the CMD Committee with recommendations regarding the pay for such executives for its consideration, input, and approval. The CMD Committee authorizes the CEO to establish the pay for the Company’s other executives and senior management based on terms consistent with those used to establish the pay of the NEOs. Members of management present at meetings when pay is discussed are recused from such discussions when the CMD Committee focuses on his or her individual pay

38 | Myers Industries, Inc.

Role of Independent Compensation Advisor	•	The CMD Committee has the authority to retain independent advisors and compensation consultants to assist in carrying out its responsibilities
	•	The CMD Committee has engaged Semler Brossy as its independent compensation adviser since 2017
	•	Semler Brossy’s lead consultants report directly to the CMD Committee Chair, who approves Semler Brossy’s annual work plan
	•	The lead consultants interact directly with the CMD Committee on a regular basis and with management as needed to complete work requested by the CMD Committee
	•	Semler Brossy did not provide any other services to the Company during 2021 and received no compensation other than for services provided to the CMD Committee
	•	The work of Semler Brossy has not raised any conflicts of interest and Semler Brossy annually confirms its independence to the CMD Committee
Compensation and Management Development Committee Interlocks and Insider Participation
At the end of fiscal year 2021, the following directors were members of the CMD Committee: Ronald DeFeo (Chair), Jeffrey Kramer, F. Jack Liebau, Jr., and Bruce M. Lisman. None of the CMD Committee’s members have at any time been an officer or employee of the Company. In the past fiscal year, none of our NEOs have served as a member of the board of directors or compensation committee of any entity that has one or more NEOs serving on the Company’s Board or CMD Committee.
Compensation and Management Development Committee Report on Executive Compensation
The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.
The CMD Committee, in the performance of its duties and responsibilities, has reviewed and discussed with management the information provided under the section titled “Compensation Discussion and Analysis.” Based on discussions with management and our review of the “Compensation Discussion and Analysis” disclosure, we have recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.
The foregoing report has been furnished by the current members of the CMD Committee, being:
Ronald DeFeo (Chair), Jeffrey Kramer, F. Jack Liebau, Jr. (Board Chair), and Bruce M. Lisman.
2022 Proxy Statement | 39

Summary of Cash and Certain Other Compensation
The following table summarizes the compensation paid by us to our named executive officers, as determined in accordance with SEC rules, for the years ended December 31, 2021, 2020, and 2019.
SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Michael McGaugh President and Chief Executive Officer	2021	$641,923	—	$1,419,006	—	$566,955	$6,367	$65,252	$2,699,503
	2020	$468,750	—	$1,249,999	—	$286,875	$1,028	$11,400	$2,018,052
	—	—	—	—	—	—	—	—	—
Sonal Robinson(6) Executive Vice President and Chief Financial Officer	2021	$401,538	—	$391,490	—	$209,934	$106	$17,316	$1,020,384
	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—
Daniel Hoehn(7) Vice President and Corporate Controller	2021	$279,486	—	$173,177	—	$93,680	$6,905	$11,572	$564,820
	2020	$277,788	—	$101,501	—	$62,118	$1,873	$11,400	$454,680
	—	—	—	—	—	—	—	—	—
Andrean Horton(8) Former Executive Vice President, Chief Legal Officer and Secretary	2021	$228,300	—	$397,802	—	$103,463	$15,039	$31,702	$776,306
	2020	$491,282	—	$389,993	—	$143,208	$10,379	$24,219	$1,059,081
	2019	$450,000	—	$362,491	$75,007	$62,550	—	$122,192	$1,072,240
Thomas Harmon(9) Former Senior Vice President, Chief Human Resources Officer	2021	$299,069	—	$225,421	—	$79,174	$3,192	$57,442	$664,298
	2020	$261,538	$(64,350)	$321,003	—	$78,030	$3,252	$42,501	$641,974
	2019	$78,462	$100,000	$199,997	—	$11,815	—	$112,729	$503,003
(1)
Amounts shown do not reflect compensation actually received by the executive officers. Instead, the amounts shown are reported at grant date fair value in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification Topic 718, Compensation — Stock Compensation (referred to herein as “FASB ASC Topic 718”). The assumptions used for this calculation are fully described in the footnote titled “Stock Compensation” of the Notes to Consolidated Financial Statements under Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC. The amounts set forth in this column for 2021 include the grant date fair value of performance stock unit awards. The value of the annual performance stock unit awards granted in fiscal year 2021 if the target level of performance is achieved was: Mr. McGaugh – $1,064,249, Ms. Robinson – $234,898, Mr. Hoehn – $103,910, Ms. Horton – $238,681 (although Ms. Horton forfeited all such awards upon her voluntary resignation as an officer of the Company effective June 30, 2021), and Mr. Harmon – $135,249 (although Mr. Harmon forfeited all such awards upon his voluntary resignation as an officer of the Company effective November 15, 2021).The value of the annual performance stock unit awards granted in fiscal year 2021 if the maximum performance target is achieved was: Mr. McGaugh – $2,128,498, Ms. Robinson – $469,796, Mr. Hoehn – $207,821, Ms. Horton – $477,362 (although Ms. Horton forfeited all such awards upon her voluntary resignation as an officer of the Company effective June 30, 2021), and Mr. Harmon – $270,498 (although Mr. Harmon forfeited all such awards upon his voluntary resignation as an officer of the Company effective November 15, 2021).

(2)
Amounts in this column for 2021 include the grant date fair value of restricted stock unit awards. Information regarding the restricted stock unit awards granted to our NEOs is set forth in the Grants of Plan Based Awards Table for each respective year. The Grants of Plan Based Awards Table also sets forth the grant date fair value in accordance with FASB ASC Topic 718. The assumptions used for this calculation are fully described in the footnote titled “Stock Compensation” of the Notes to our Consolidated Financial Statements under Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC.

(3)
Amounts in this column for 2021 represent incentive bonuses that were earned during 2021 and paid early in 2022. The amount in this column for 2021 for Ms. Horton and Mr. Harmon reflects an incentive bonus pro-rated due to their respective departures on June 30, 2021 and November 15, 2021.

(4)	Amounts for 2021 reflect earnings/(losses) of the named executive officers participating in our Nonqualified Deferred Compensation Plan.
40 | Myers Industries, Inc.

(5)
The amounts set forth in this column include: (i) Company contributions under our 401(k) plan and Nonqualified Deferred Compensation Plan; (ii) executive physicals; (iii) dividends upon vesting of restricted stock awards; (iv) for Mr. McGaugh in 2021, reimbursement of certain relocation expenses, (v) for Ms. Horton and Mr. Harmon, one-time cash-based retention awards granted in 2019; and (vi) for Mr. Harmon, certain relocation expenses. These benefits are valued based on the incremental costs to the Company and are listed in the following table:

	2021	2020	2019
Mr. McGaugh
Contributions	$36,465	$11,400	—
Executive physical	4,523	—	—
Dividends	5,911	—	—
Relocation	18,353	—	—
	$65,252	$11,400	—
Ms. Robinson
Contributions	$13,659	—	—
Executive physical	3,657	—	—
Dividends	—	—	—
	$17,316	—	—
Mr. Hoehn
Contributions	$11,092	$11,400	—
Executive physical	—	—	—
Dividends	480	—	—
	$11,572	$11,400	—
Ms. Horton
Contributions	$24,004	$22,392	$22,192
Executive physical	—	—	—
Dividends	7,698	1,827	—
Cash Retention Agreement	—	—	100,000
	$31,702	$24,219	$122,192
Mr. Harmon
Contributions	$9,482	$11,400	$6,854
Executive Physical	3,542	—	—
Dividends	—	—	—
Cash Retention Agreement	—	—	100,000
Relocation	44,418	31,101	5,875
	$57,442	$42,501	$112,729
(6)	Ms. Robinson was appointed Executive Vice President of Finance effective February 1, 2021 and assumed the role of Executive Vice President and Chief Financial Officer effective March 15, 2021.
(7)
Mr. Hoehn was appointed Interim Chief Financial Officer effective September 18, 2020 and began receiving a supplemental monthly payment of $5,000 for his service in that role in addition to his role as Corporate Controller. Effective March 15, 2021, Mr. Hoehn resumed his role as the Company’s Vice President and Corporate Controller.

(8)
Ms. Horton was appointed Interim President and CEO in October 2019 and received a supplemental monthly payment of $25,000 from October 2019 through April 2020 for her service in that role in addition to her roles as Chief Legal Officer and Secretary. Ms. Horton resigned as an officer of the Company effective June 30, 2021. In connection with her voluntary resignation, Ms. Horton received a pro-rated incentive bonus (as described above) and acceleration of the remaining $50,000 of a $100,000 cash-based award granted in 2019 as described in the Potential Termination Payments and Benefits table.

(9)
Mr. Harmon resigned as Vice President, Chief Human Resources Officer effective July 10, 2020, upon which all equity based long-term incentive awards granted to him in April 2020 were forfeited and Mr. Harmon reimbursed the Company for the net tax effect of a signing bonus he received in 2019. The grant date fair value of the forfeited awards is set forth in the Grants of Plan Based Awards table for 2020 but is not included in the Summary Compensation Table due to the forfeiture of all value of the awards. Mr. Harmon rejoined the Company as Senior Vice President, Human Resources on October 19, 2020 and received an onboarding grant of service-based restricted stock units valued at $100,000 as set forth in the Stock Awards column. Mr. Harmon resigned as an officer of the Company effective November 15, 2021, upon which all equity based long-term incentive awards granted to him in March 2021 were forfeited.

2022 Proxy Statement | 41

Grants of Plan Based Awards
The following table contains information concerning the grants of plan based awards to the NEOs under the 2017 Plan and the annual incentive plan. The actual value and gains, if any, on an option exercise are dependent upon the future performance of our common stock and overall market conditions. The outstanding and unvested portion of stock awards identified in the table below are also reported in the “Outstanding Equity Awards at Fiscal 2021 Year-End” table below.
Grants of Plan Based Awards During Fiscal Year 2021
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Award ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael McGaugh	3/03/2021		645,000	1,290,000
	3/16/2021					53,453	106,906				1,064,249(4)
	3/16/2021							17,818			354,756
Sonal Robinson	3/03/2021		238,833	477,666
	3/16/2021					11,798	23,596				234,898(4)
	3/16/2021							7,865			156,592
Daniel Hoehn	3/03/2021		106,575	213,150
	3/16/2021					5,219	10,438				103,910(4)
	3/16/2021							3,479			69,267
Andrean Horton(5)	3/03/2021		238,680	477,360
	3/16/2021					11,988	23,976				238,681(4)
	3/16/2021							7,992			159,121
Thomas Harmon(6)	3/03/2021		208,080	416,160
	3/16/2021					6,793	13,586				135,249(4)
	3/16/2021							4,529			90,172
(1)
Represents estimated future payout for annual cash bonuses. The payouts are based on results of adjusted EBITDA. Ms. Robinson’s annual cash bonus opportunity was pro-rated for the period of her employment in 2021.

(2)
Represents awards of performance stock units that will vest on the third anniversary of the grant date with payout based on cumulative adjusted EBITDA with a relative TSR modifier over a three-year performance period for the performance period of 2021-2023. Ms. Horton and Mr. Harmon forfeited all of their 2021 long-term incentive awards upon their voluntary resignations on June 30, 2021 and on November 15, 2021, respectively.

(3)
Represents awards of restricted stock units which vest ratably in three annual installments on March 16 of each of the first three years after the grant date. The grant date fair value of such awards was calculated using the closing price of our common stock on the date of grant of $19.91 per share.

(4)	Represents payout at target based on the grant date fair value of such awards calculated by using the closing price of our common stock on the date of grant of $19.91 per share.
(5)	All Equity Incentive Plan Awards granted to Ms. Horton on March 16, 2021 were forfeited upon her voluntary resignation on June 30, 2021.
(6)	All Equity Incentive Plan Awards granted to Mr. Harmon on March 16, 2021 were forfeited upon his voluntary resignation on November 15, 2021.
42 | Myers Industries, Inc.

Outstanding Equity Awards at Fiscal Year End
The following table shows all outstanding equity awards held by the NEOs at the end of fiscal year 2021 that have not been exercised, forfeited, or vested. Certain of the awards identified in the table below are also reported in the “Grants of Plan Based Awards During Fiscal Year 2021” table above.
Outstanding Equity Awards at Fiscal 2021 Year-End
	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(1)
Michael McGaugh						29,189(2)	584,072	65,674(4)	1,314,137
						17,818(3)	356,538	53,453(5)	1,069,595
Sonal Robinson						7,865(3)	157,379	11,798(5)	236,077
Daniel Hoehn						2,370(2)	47,424	5,333(4)	106,713
						3,479(3)	69,615	5,219(5)	104,432
Andrean Horton(6)
Thomas Harmon(7)
(1)	Calculated by multiplying $20.01, the closing market price of our common stock on December 31, 2021, by the number of unvested restricted shares and unvested performance shares at target payout.
(2)	Represents unvested service based restricted units granted on April 28, 2020 which are subject to vesting in equal installments on March 6 in 2022 and 2023.
(3)	Represents unvested service based restricted units granted on March 16, 2021 which are subject to vesting in equal installments on March 16 in 2022, 2023 and 2024.
(4)
Represents unvested performance based restricted stock units granted on April 28, 2020 which are subject to vesting based on applicable performance conditions for the three-year performance period 2020-2022. The units shown indicate the number of shares that would be paid out if performance is achieved at target.

(5)
Represents unvested performance based restricted stock units granted on March 16, 2021 which are subject to vesting based on applicable performance conditions for the three-year performance period 2021-2023. The units shown indicate the number of shares that would be paid out if performance is achieved at target.

(6)	All unvested equity awards granted to Ms. Horton were forfeited upon her voluntary resignation on June 30, 2021.
(7)	All unvested equity awards granted to Mr. Harmon were forfeited upon his voluntary resignation on November 15, 2021.
2022 Proxy Statement | 43

Option Exercises and Stock Vested for Fiscal Year End 2021
The following table shows the options that were exercised and the restricted stock grants that vested for the NEOs during fiscal year 2021.
	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Michael McGaugh	—	—	14,594	$324,279
Sonal Robinson	—	—	—	—
Daniel Hoehn	—	—	1,185	$26,331
Andrean Horton	12,976	$11,788	9,973	$214,021
Thomas Harmon	—	—	—	—
Nonqualified Deferred Compensation
The following table shows the contributions, earnings, and balances of the NEOs in our Nonqualified Deferred Compensation Plan with respect to fiscal year 2021.
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last FYE ($)
Michael McGaugh	$32,096	$25,552	$6,367	—	$50,447
Sonal Robinson	$3,681	$4,462	$106	—	$3,787
Daniel Hoehn	$32,610	$2,064	$6,905	—	$55,833
Andrean Horton	$17,045	—	$15,039	$22,479	$90,888
Thomas Harmon	$29,907	—	$3,192	$13,117	$32,737
(1)	Contributions by the Company with respect to fiscal year 2021 under the Nonqualified Deferred Compensation Plan.
(2)
Earnings in this column represent estimated earnings on the Nonqualified Deferred Compensation Plan, which are based upon participant-directed investment allocations. These amounts are not included in the Summary Compensation Table because they do not constitute above market interest or preferential earnings.

(3)
Distributions in this column for Ms. Horton and Mr. Harmon represent distributions from the Nonqualified Deferred Compensation Plan in connection with their respective voluntary resignations from the Company effective June 30, 2021 and November 15, 2021.

44 | Myers Industries, Inc.

Severance Arrangements upon Termination Including Change in Control
The following table summarizes severance payments and benefits available to our NEOs who were eligible to participate in the Severance Plan adopted by the Company in 2020 if certain terminations of employment occurred in 2021. With respect to Ms. Horton, the payments and benefits described in the Summary of Potential Termination Payments and Benefits were the actual payments and benefits received in accordance with the terms of her Separation Agreement effective June 30, 2021. Mr. Harmon was not eligible to participate in the Severance Plan and did not receive any severance benefits due to his voluntary resignation as an officer of the Company effective November 15, 2021.
Event Triggering Payment or Provision of Benefits	Benefit	Michael McGaugh	Sonal Robinson
Termination without cause or for good reason	Severance Payment	Amount equal to 1.5 times current annual base salary (or highest base salary during prior year) paid in lump sum within 30 days	Amount equal to 1 times current annual base salary (or highest base salary during prior year) paid in lump sum within 30 days
	LTI Awards	Outstanding unvested restricted stock awards are forfeited and performance stock unit awards fully vest but are subject to settlement based on actual performance	Outstanding unvested restricted stock awards are forfeited and performance stock unit awards fully vest but are subject to settlement based on actual performance
	Certain Benefits and Perquisites	Health coverage, long term disability protection, life insurance protection, and outplacement services for one year	Health coverage, long term disability protection, life insurance protection, and outplacement services for one year
Termination without cause or for good reason in connection with a change in control	Severance Payment	Amount equal to 2 times the sum of (A) current annual base salary (or highest base salary during prior year), and (B) target annual bonus, paid in a lump sum within 30 days	Amount equal to 1.5 times the sum of (A) current annual base salary (or highest base salary during prior year), and (B) target annual bonus, paid in a lump sum within 30 days
	Annual Bonus for Year of Termination	Amount equal to the pro-rata portion of the current year target annual bonus paid within 30 days	Amount equal to the pro-rata portion of the current year target annual bonus paid within 30 days
	LTI Awards	Outstanding unvested restricted stock awards fully vest and performance stock unit awards fully vest subject to settlement based on actual performance	Outstanding unvested restricted stock awards fully vest and performance stock unit awards fully vest subject to settlement based on actual performance
	Certain Benefits and Perquisites	Health coverage for 18 months; long term disability protection and life insurance protection for 2 years, and outplacement services for one year	Health coverage for 18 months; long term disability protection and life insurance protection for 2 years, and outplacement services for one year
Termination by reason of death or disability	Cash Payment	Base salary and annual bonus accrued and unpaid to the date of death or disability	Base salary and annual bonus accrued and unpaid to the date of death or disability
	LTI Awards	Outstanding restricted stock awards fully vest and performance stock unit awards vest on a pro rata basis at target performance	Outstanding restricted stock awards fully vest and performance stock unit awards vest on a pro rata basis at target performance
	Certain Benefits and Perquisites	Amounts payable under any employee benefit plan of the Company in accordance with the terms of such plan	Amounts payable under any employee benefit plan of the Company in accordance with the terms of such plan
Termination with cause or voluntary resignation	Other Terms	Compensation earned prior to the date of termination that has not yet been paid	Compensation earned prior to the date of termination that has not yet been paid
2022 Proxy Statement | 45

Summary of Potential Termination Payments and Benefits
The following table summarizes the value of the termination payments and benefits that each of our NEOs would receive if he or she had terminated employment on December 31, 2021, under the circumstances shown.
Name	Termination for Cause or Voluntary Resignation	Termination without Cause or for Good Reason	Retirement(1)	Death	Disability(2)	Termination without Cause or Resignation for Good Reason in connection with a Change of Control
Michael McGaugh
Cash Severance	—	$967,500	—	$24,808	$24,808	$2,580,000
Bonus Severance	—	—	—	$645,000	$645,000	$645,000
Other Benefits	—	$57,624	—	$280,719	$48,276	$80,305
Equity Acceleration(3)	—	$2,262,945	—	$2,262,945	$2,262,945	$3,414,054
Total	—	$3,288,069	—	$3,213,472	$2,981,029	$6,719,358
Sonal Robinson
Cash Severance	—	$435,000	—	$16,731	$16,731	$1,392,000
Bonus Severance	—	—	—	$261,000	$261,000	$261,000
Other Benefits	—	$31,620	—	$266,980	$17,783	$35,173
Equity Acceleration(3)	—	$246,611	—	$246,611	$246,611	$404,075
Total	—	$713,231	—	$791,322	$542,125	$2,092,248
Daniel Hoehn(4)
Cash Severance	—	—	—	—	—	—
Bonus Severance	—	—	—	—	—	—
Other Benefits	—	—	—	$250,000	—	—
Equity Acceleration	—	$111,506	—	$111,506	$111,506	$182,648
Total	—	$111,506	—	$361,506	$111,506	$182,648
Andrean Horton(5)
Cash Severance	—	—	—	—	—	—
Bonus Severance	—	$153,463	—	—	—	—
Other Benefits	—	$1,753	—	—	—	—
Equity Acceleration	—	—	—	—	—	—
Total	—	$155,216	—	—	—	—
Thomas Harmon(6)
Cash Severance	—	—	—	—	—	—
Bonus Severance	—	—	—	—	—	—
Other Benefits	—	—	—	—	—	—
Equity Acceleration	—	—	—	—	—	—
Total	—	—	—	—	—	—
(1)	None of the NEOs were eligible for retirement benefits as of December 31, 2021.
(2)	Values for these amounts are based on an assumption of total disability at December 31, 2021.
(3)	Values for these amounts are based on the closing price of our common stock on December 31, 2021 of $20.01.
(4)	Mr. Hoehn was not eligible to participate in the Company’s Severance Plan.
(5)
Values for Ms. Horton reflect amounts received upon her voluntary resignation as an officer of the Company effective June 30, 2021, including a pro-rated incentive bonus and acceleration of the remaining $50,000 of a $100,000 cash-based award granted in 2019. With respect to Other Benefits, the value reflects premiums for continued coverage for a period of six months under the Company’s group medical and dental plans at the levels being provided to Ms. Horton immediately prior to her voluntary resignation.

(6)	Values for Mr. Harmon reflect amounts received upon his voluntary resignation as an officer of the Company effective November 15, 2021.
46 | Myers Industries, Inc.

Policies and Procedures with Respect to Related Party Transactions
The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, it is our preference, as a general rule, to avoid related party transactions. No related party transactions occurred during fiscal year 2021.
Our Governance Committee reviews all relationships and transactions in which we and our directors, nominees for director and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. In addition, under our Code of Business Conduct and Ethics, our Audit Committee is responsible for reviewing and investigating any matters pertaining to our ethical codes of conduct, including conflicts of interest.
CEO Pay Ratio
As a result of rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC has adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer (in the Company’s case, the CEO). In determining the median employee, a listing of all employees (the Company’s full employee population, but excluding the CEO) as of December 31, 2021, was prepared and the Company applied a “consistently applied compensation measure” to determine the median employee. For the consistently applied compensation measure, the Company looked to annual base salaries of employees for 2021. We used an annual base salary as our consistently applied compensation measure as it represents the primary compensation component paid to all of our employees. Non-U.S. employees were included in the determination of the median employee compensation, with the salary amounts of such non-U.S. employees converted to U.S. dollars using the applicable exchange rate as of December 31, 2021.
The annual total compensation paid to our CEO in 2021 based on his time of service was $2,699,503, as reflected in the Summary Compensation Table information included in this Proxy Statement. The annual total compensation for 2021 of our median employee (other than the CEO) was calculated in accordance with the requirements of the Summary Compensation Table and determined to be $43,166. Accordingly, our CEO annual total actual compensation in 2021 was approximately 62.5 times that of our median employee in 2021.
The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
2022 Proxy Statement | 47

Security Ownership of Certain Beneficial Owners and Management
The following table shows the number of shares of our common stock beneficially owned as of March 4, 2022, (unless otherwise indicated) by:
•	Each shareholder known by us to be the beneficial owner of more than 5% of our common stock;
•	Each of the Company’s directors and director nominees;
•	Each named executive officer in our summary compensation table; and
•	All of our current directors and executive officers as a group.
A beneficial owner of stock is a person who has sole or shared voting power, meaning the power to control voting decisions, or sole or shared investment power, meaning the power to cause the sale of the stock. All individuals listed in the table have sole voting and investment power over the shares unless otherwise noted. The Company had no preferred stock issued or outstanding.
	Shares Beneficially Owned	Percent of Shares Outstanding(1)
Greater Than 5% Owners(2)
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	5,736,819	15.81%
GAMCO Investors, Inc.(4) One Corporate Center Rye, NY 10580-1435	5,671,317	15.63%
T. Rowe Price Associates, Inc.(5) 100 East Pratt Street Baltimore, Maryland 21202	3,330,909	9.18%
The Vanguard Group(6) 100 Vanguard Blvd. Malvern, PA 19355	2,477,910	6.83%
Allspring Global Investments Holdings, LLC(7) 525 Market St, 10th Fl San Francisco, CA 94105	2,071,394	5.71%
William Blair Investment Management, LLC(8) 150 North Riverside Plaza Chicago, IL 60606	1,847,407	5.09%
Directors, Nominees, and Named Executive Officers(9,10)
Thomas Harmon	0	*
Daniel Hoehn(11)	1,864	*
Andrean Horton	0	*
Michael McGaugh	83,461	*
Sonal Robinson	0	*
Yvette Dapremont Bright(12)	4,023	*
Sarah R. Coffin(13)	34,402	*
Ronald M. De Feo(14)	39,873	*
William A. Foley(15)	31,493	*
Jeffrey Kramer(16)	14,023	*
F. Jack Liebau, Jr.(12)	46,055	*
Bruce Lisman(12)	42,155	*
Lori Lutey(17)	26,140	*
Robert A. Stefanko(18)	23,617	*
All current directors and executive officers as a group (14 persons)	352,100	*
*	Less than 1% ownership
(1)
The percentage of shares beneficially owned is based on 36,276,556 shares of common stock outstanding as of March 4, 2022. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Shares of common stock subject to

48 | Myers Industries, Inc.

options that are currently exercisable or exercisable within 60 days after March 4, 2022, are deemed to be outstanding and beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(2)
According to filings made with the SEC, this party or an affiliate has dispositive and/or voting power over the shares. Number of shares of common stock beneficially owned is the amount reflected in the most recent Schedule 13D or Schedule 13G filed by such party.

(3)
According to a Schedule 13G/A filed January 27, 2022, Blackrock, Inc. possessed sole power to vote with respect to 5,666,095 of these shares, sole power to direct the disposition of all of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares.

(4)
According to a Schedule 13D/A filed April 6, 2021, (i) Gabelli Funds, LLC possessed sole power to vote and sole power to direct the disposition with respect to 1,719,150 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares, (ii) GAMCO Asset Management, Inc. possessed sole power to vote with respect to 3,039,597 of these shares, sole power to direct the disposition with respect to 3,141,097 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares, (iii) MJG Associates, Inc. possessed sole power to vote and sole power to direct the disposition with respect to 24,000 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares, (iv) Teton Advisors, Inc. possessed sole power to vote and sole power to direct the disposition with respect to 766,870 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares, (v) Gabelli Foundation, Inc. possessed sole power to vote and sole power to direct the disposition with respect to 18,000 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares, (vi) GGCP, Inc. and GAMCO Investors, Inc. each possessed sole power to vote, sole power to direct the disposition, shared power to vote and shared power to direct the disposition with respect to none of these shares, (vii) Associated Capital Group, Inc. possessed sole power to vote and sole power to direct the disposition with respect to 2,200 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares and (viii) Mario J. Gabelli possessed sole power to vote, sole power to direct the disposition, shared power to vote and shared power to direct the disposition, with respect to none of these shares. According to the Schedule 13D/A, Mario J. Gabelli is deemed to have beneficial ownership of the securities owned beneficially by Gabelli Funds, LLC, GAMCO Asset Management, Inc., MJG Associates, Inc., Gabelli Foundation, Inc., Associated Capital Group and Teton Advisors, Inc.

(5)
According to the Schedule 13G/A filed February 14, 2022, these securities are owned by various individual and institutional investors that T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities (including T. Rowe Price Small-Cap Value Fund, Inc., which owns 1,997,983 shares and has the sole voting power over all such shares, but the sole dispositive power over none and shared voting or shared dispositive power over none). According to the Schedule 13G/A, Price Associates possessed sole power to vote with respect to 1,273,275 of these shares, sole power to direct the disposition with respect to 3,330,909 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares. For purposes of the reporting requirements of the Securities and Exchange Act of 1934, as amended, Price Associates is deemed to be a beneficial owner of such securities.

(6)
According to a Schedule 13G/A filed February 10, 2022, The Vanguard Group possessed sole power to vote with respect to none of these shares, sole power to direct the disposition of 2,405,344 of these shares, shared power to vote with respect to 46,605 of these shares, and shared power to direct the disposition of 72,566 of these shares.

(7)
According to the Schedule 13G filed January 18, 2022, (i) Allspring Global Investments Holdings, LLC possessed sole power to vote with respect to 1,967,408 of these shares, sole power to direct the disposition with respect to 2,071,394 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares; (ii) Allspring Global Investments, LLC possessed sole power to vote with respect to 318,241 of these shares, sole power to direct the disposition with respect to 2,065,903 of these shares, and shared power to vote and shared power to direct the disposition with respect to none of these shares; (iii) Allspring Funds Management, LLC possessed the power to vote (sole and shared) and direct the disposition (sole and shared) with respect to none of these shares. According to such Schedule 13G, prior to its sale on November 1, 2021, Allspring Global Investments Holdings, LLC was a subsidiary of Wells Fargo & Company, and prior to that date, its holdings were included on Schedules 13G filed by Wells Fargo & Company, LLC.

(8)
According to the Schedule 13G filed February 10, 2022, William Blair Investment Management, LLC possessed sole power to vote with respect to 1,201,361 of these shares, sole power to direct the disposition of all of these shares, and shared power to vote and shared power to direct the disposition of none of these shares.

(9)
Unless otherwise noted, the beneficial owner uses the same address as the address of the principal office of the Company for its business address and c/o the Company for any business at which he or she is employed.

(10)
According to filings made with the SEC, this party or an affiliate has dispositive and/or voting power over the shares. Unless otherwise indicated, none of the persons listed beneficially owns one percent or more of the outstanding shares of common stock.

(11)	Amount includes 1,102 shares of common stock held in Mr. Hoehn’s account in the Company’s Employee Stock Purchase Plan.
(12)
The table includes 4,023 restricted stock units awarded on April 29, 2021, with respect to the director’s current service commencing on that date until the 2022 Annual Meeting of Shareholders, at which time the awards will vest.

(13)
The table does not reflect 18,903 share awards that have been deferred by this director that will be converted into common stock upon the lapse of the deferral period. The table includes 4,023 restricted stock units awarded to this director on April 29, 2021, with respect to her current service commencing on that date until the 2022 Annual Meeting of Shareholders, at which time the awards will vest.

(14)
The table does not reflect 6,718 share awards that have been deferred by this director that will be converted into common stock upon the lapse of the deferral period. The table includes 4,023 restricted stock units awarded to this director on April 29, 2021, with respect to his current service commencing on that date until the 2022 Annual Meeting of Shareholders, at which time the awards will vest.

2022 Proxy Statement | 49

(15)
The table does not reflect 16,912 share awards that have been deferred by this director that will be converted into common stock upon the lapse of the deferral period. The table includes 4,023 restricted stock units awarded to this director on April 29, 2021, with respect to his current service commencing on that date until the 2022 Annual Meeting of Shareholders, at which time the awards will vest.

(16)
The director possesses shared power to vote and shared power to direct the disposition of 10,000 of these shares with his spouse. The table includes 4,023 restricted stock units awarded to this director on April 29, 2021, with respect to his current service commencing on that date until the 2022 Annual Meeting of Shareholders, at which time the awards will vest.

(17)
The table includes (i) 4,023 restricted stock units awarded on April 29, 2021, with respect to the director’s current service commencing on that date until the 2022 Annual Meeting of Shareholders, at which time the awards will vest, and (ii) 10,000 shares held by a trust over which the director is co-trustee and the director shares voting and dispositive power with respect thereto.

(18)
The table does not reflect 26,788 share awards that have been deferred by this director that will be converted into common stock upon the lapse of the deferral period. The table includes 4,023 restricted stock units awarded to this director on April 29, 2021, with respect to his current service commencing on that date until the 2022 Annual Meeting of Shareholders, at which time the awards will vest.

50 | Myers Industries, Inc.

PROPOSAL NO. 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee is responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. In accordance with these responsibilities, the Audit Committee appointed Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ended December 31, 2022. Additional information regarding the services provided to the Company by EY during 2021 is set forth below, under the section titled “Matters Relating to the Independent Registered Public Accounting Firm.”
In selecting EY as the Company’s independent registered public accounting firm, the Audit Committee considered a variety of factors, including:
•	The firm’s independence and internal quality controls
•	The overall depth of talent
•	EY’s experience with the Company’s industry and companies of similar scale and size
In determining whether to reappoint EY as the Company’s independent registered public accounting firm for the year ending December 31, 2022, the Audit Committee again took those factors into consideration along with its evaluation of the past performance of EY and EY’s familiarity with the Company’s business and internal control over financial reporting. EY’s audit report appears in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
In accordance with SEC rules and EY policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit service to our company. For lead and concurring review audit partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of the lead audit partner under this rotation policy involves discussions with EY regarding qualified audit experience and ability to devote the time necessary to serve as lead audit partner. The current EY lead audit partner at EY for the Company was appointed in 2017.
The Audit Committee believes that the continued retention of EY as our independent registered public accounting firm is in the best interest of the Company and our shareholders and, although shareholder ratification is not required under the laws of the State of Ohio, we are asking shareholders to ratify the selection of EY as our independent registered public accounting firm for 2022, in order to provide a means by which our shareholders may communicate their opinions to the Audit Committee. If our shareholders do not ratify the appointment of EY, the Audit Committee will reconsider the appointment, but is not obligated to change the appointment, and may for other reasons be unable to make another appointment.
The Board of Directors recommends that you vote “FOR” Proposal 3 relating to the ratification of the appointment of Ernst & Young LLP.
2022 Proxy Statement | 51

Matters Relating to the Independent Registered Public Accounting Firm
EY Representatives at Annual Meeting
EY audited the books and records of the Company for the years ended December 31, 2021 and 2020. Representatives of EY are expected to be available at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so.
Fees
A description of the fees billed to the Company by EY for the years ended December 31, 2021 and 2020 is set forth in the table below.
EY was first retained by the Audit Committee in 2011. The Audit Committee reviewed the non-audit services provided by EY during the year ended December 31, 2021, and determined that the provision of such non-audit services was compatible with maintaining its independence (see “Audit Committee Report” on page 53).
	2021	2020
Audit Fees(1)	$1,820,000	$1,692,500
Audit Related Fees(2)	$0	$0
Tax Fees(3)	$30,000	$108,000
All Other Fees(4)	$1,000	$2,000
Total Fees	$1,851,000	$1,802,500
(1)	Professional fees for the audit of the annual financial statements and the review of the quarterly financial statements.
(2)	Fees for assurance and related services reasonably related to merger and acquisition activities.
(3)	Professional fees for tax compliance, tax advice, and tax planning.
(4)	Fees for all other products and services.
Pre-Approval Policy
The Audit Committee’s Pre-Approval Policy requires the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific fee range or budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this policy, and the fees for the services performed to date. During 2021, all services were pre-approved by the Audit Committee in accordance with the policy. The Pre-Approval Policy is available on the “Corporate Governance” page accessed from the “Investor Relations” page of our website at www.myersindustries.com.
52 | Myers Industries, Inc.

Audit Committee Report
The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or Exchange Act.
The Audit Committee, which is composed of five independent directors, is responsible for assisting the Board in fulfilling its oversight responsibilities pertaining to the accounting, auditing and financial reporting processes of the Company. The duties and responsibilities of the Audit Committee are set forth in the Audit Committee Charter, which is published on the Company’s website (www.myersindustries.com) on the “Corporate Governance” page under the “Investor Relations” section (and can be found directly here:
http://s2.q4cdn.com/555961355/files/doc_downloads/corp-gov/2017/Audit-Committee-Charter-Amended-11-2-2017.pdf).
Management is responsible for establishing and maintaining the Company’s internal control over financial reporting and for preparing financial statements in accordance with accounting principles generally accepted in the United States of America. The Audit Committee is directly responsible for the appointment, oversight, compensation and retention of EY, the independent registered public accounting firm for the Company since 2011. For additional information regarding the Audit Committee’s assessment of EY and tenure of EY as the Company’s independent registered public accounting firm, see “Proposal No. 3 – Ratification of Appointment of Independent Registered Public Accounting Firm” beginning on page 51. EY is responsible for performing an independent audit of the Company’s annual financial statements and expressing an opinion on:
•	The conformity, in all material respects, of the Company’s financial statements with accounting principles generally accepted in the United States of America and
•	The effectiveness of internal control over financial reporting
Each member of the Audit Committee is financially literate and independent as defined under the Board of Directors Independence Criteria policy and the independence standards set by the NYSE for both directors and audit committee members. With respect to 2021, the Board identified each of F. Jack Liebau, Jr., Lori Lutey and Robert A. Stefanko as an “audit committee financial expert.”
The Audit Committee’s responsibility is one of oversight. Members of the Audit Committee rely on the information provided and the representations made to them by management, which has primary responsibility for establishing and maintaining appropriate internal control over financial reporting, and for the Company’s financial statements and reports; and by the independent registered public accounting firm, which is responsible for performing an audit in accordance with Standards of the Public Company Accounting Oversight Board – United States (“PCAOB”) and expressing an opinion on:
•	The conformity, in all material respects, of the Company’s financial statements with accounting principles generally accepted in the United States of America
•	The effectiveness of internal control over financial reporting
In the performance of our duties, we have:
•	Reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2021
•
Discussed with EY, among other matters, the fair and complete presentation of the Company’s results, the assessment of the Company’s internal control over financial reporting, significant accounting policies applied in the Company’s financial statements, as well as, when applicable, alternative accounting treatments and the matters required to be discussed by Auditing Standard No. 16 (PCAOB 2012-01) and the rules of the SEC

•
Received the written disclosures and the letter from EY required by applicable requirements of the PCAOB Rule 3526 regarding EY’s communications with the Audit Committee concerning independence, and discussed with EY its independence from the Company and its management. As part of that review, we received the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed the independence of the independent registered public accounting firm

•	The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence
2022 Proxy Statement | 53

•	The Audit Committee concluded that the independent registered public accounting firm is independent from the Company and its management
Based on the reviews and discussions referred to above, and exercising our business judgment, we recommended to the Board that the financial statements referred to above be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. We have selected EY as the Company’s independent registered public accounting firm for fiscal 2022, and have approved submitting the selection of the independent registered public accounting firm for ratification by the shareholders.
The foregoing report has been furnished by the current members of the Audit Committee, being:
Lori Lutey (Chair), Yvette Dapremont Bright, William A. Foley, F. Jack Liebau, Jr and Robert A. Stefanko
54 | Myers Industries, Inc.

General Information About the Meeting and Voting
Meeting Time and Applicable Dates
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Myers Industries, Inc., an Ohio corporation, of the accompanying proxy to be voted at the Annual Meeting to be held on Thursday, April 28, 2022, at 9:00 A.M. (EDT), and at any adjournment thereof. The close of business on March 4, 2022, has been fixed as the record date for the determination of the shareholders entitled to notice of and to vote at the meeting.

Attending the Meeting Online
Myers Industries will host the 2022 Annual Meeting live via the internet and in person at Courtyard by Marriott, 41 Furnace St., Akron, OH 44308 (subject to federal and state restrictions that may be imposed due to COVID-19 mitigation efforts). Any shareholder can listen to and participate in the Annual Meeting live via the internet on the Investor Relations section of the Company’s website at www.myersindustries.com. The webcast will start at 9:00 A.M. (EDT) on April 28, 2022.

Shareholders may vote and submit questions in accordance with the rules of conduct for the Annual Meeting while attending in person (subject to federal and state restrictions that may be imposed due to COVID-19 mitigation efforts) or while connected to the Annual Meeting on the internet.

You will need the information printed in the box marked by an arrow included on your proxy card (if you received a printed copy of the proxy materials) in order to be able to vote your shares or submit questions during the meeting.

Instructions on how to connect and participate via the internet, including how to demonstrate proof of stock ownership, are posted at: www.virtualshareholdermeeting.com/MYE2022

If you do not have the information provided on your notice or proxy card, you will be able to listen to the meeting only — you will not be able to vote or submit questions during the meeting.

Proxy Voting
If your shares are registered directly in your name with our transfer agent, then you are a shareholder of record with respect to those shares and you may either vote live via webcast or in person at the Annual Meeting or by using the enclosed proxy card to vote by telephone, by internet, or by signing, dating and returning the proxy card in the envelope provided. Whether or not you plan to attend the Annual Meeting in person or via webcast, you should submit your proxy card as soon as possible. If your shares are held in “street name” through a broker, bank or other nominee, then you must instruct them to vote on your behalf, otherwise your shares cannot be voted at the Annual Meeting. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct such party to vote. If you have any questions or need assistance in voting your shares, please contact our Investor Relations Department at the address and phone number below.

Myers Industries, Inc. Investor Relations 1293 South Main Street Akron, OH 44301 (330) 761-6212

Proxy Revocation	A shareholder who has given a proxy may revoke it at any time prior to its exercise by:

• Executing and delivering to the Secretary of the Company a later dated proxy reflecting contrary instructions

•
Participating live in the Annual Meeting via webcast or in person (subject to federal and state restrictions that may be imposed due to COVID-19 mitigation efforts) and taking appropriate steps to vote, or

• Giving written notice of such revocation to the Secretary of the Company

2022 Proxy Statement | 55

Voting Confidentiality
Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed to anyone outside of the Company or its agents except as required by law.

Participants in the Proxy Solicitation
This Proxy Statement is furnished in connection with the solicitation of proxies by the Company, the current directors and the nominees for election as director to be used at the Annual Meeting and any adjournment thereof.

Outstanding Shares and Quorum
On the record date, Myers Industries had outstanding 36,276,556 shares of common stock, without par value. Each share of common stock is entitled to one vote. For information concerning our “Principal Shareholders” see the section titled “Security Ownership of Certain Beneficial Owners and Management” above. In accordance with the Company’s Amended and Restated Code of Regulations, the holders of shares of common stock entitling them to exercise a majority of the voting power of the Company, present in person or by proxy, shall constitute a quorum for the Annual Meeting. Shares of common stock represented by signed proxies will be counted toward the establishment of a quorum on all matters even if they represent broker non-votes or they are signed but otherwise unmarked, or marked “Abstain” or “Against.”

Proxy Instructions
All shares of common stock represented by properly executed proxies who are returned and not revoked will be voted in accordance with the instructions, if any, given therein. If no instructions are provided in a proxy, the shares of common stock represented by such proxy will be voted “For” the Board’s nominees for director, “For” the approval of the Company’s executive compensation, “For” the ratification of the appointment of EY, and in accordance with the proxy-holder’s best judgment as to other matters, if any, which may be properly raised at the Annual Meeting.

Inspector of Election
The inspector of election for the Annual Meeting shall determine the number of votes cast by holders of common stock for all matters. The Board has appointed Broadridge Financial Solutions, Inc. as the inspector of election to serve at the Annual Meeting. Preliminary voting results will be announced at the Annual Meeting, if practicable. Final voting results will be filed on a Current Report on Form 8-K, which will be filed with the SEC.

Address of Company	The mailing address of the principal executive offices of the Company is:
1293 South Main Street, Akron, Ohio 44301

Mailing Date	This Proxy Statement, together with the related proxy card and our 2021 Annual Report to Shareholders, is being mailed to our shareholders on or about March 21, 2022.

Availability on the Internet
This Proxy Statement and the Company’s 2021 Annual Report to Shareholders are available on Myers Industries’ website at http://investor.myersindustries.com/investor-relations/financial-information/default.aspx.

56 | Myers Industries, Inc.

Executive Officers of the Company
Disclosure regarding the executive officers of the Company is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC under the heading “Information About Our Executive Officers,” which is incorporated into this Proxy Statement by reference. This Annual Report will be delivered to our shareholders with the Proxy Statement. Copies of our filings with the SEC, including the Annual Report, are available to any shareholder through the SEC’s website at www.sec.gov or in person at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC 20549. Information regarding operations of the Public Reference Room may also be obtained by calling the SEC at 1-800-SEC-0330. Shareholders may also access our SEC filings free of charge on our website at www.myersindustries.com. The content of our website is available for informational purposes only, and is not incorporated by reference into this Proxy Statement.
Shareholder Proposals for Inclusion in Proxy Statement
Any shareholder who intends to present a proposal at the Company’s next Annual Meeting to be held in April 2023 must deliver a signed letter of proposal to the following address: Corporate Governance Committee, c/o Secretary, Myers Industries, Inc., 1293 South Main Street, Akron, Ohio 44301:
•	Not later than November 21, 2022, if the proposal is submitted for inclusion in the Company’s proxy materials for the Annual Meeting pursuant to Rule 14a-8 under the Exchange Act, or
•
Not earlier than December 29, 2022, and not later than January 28, 2023 (subject to announcement of the Annual Meeting date, as described below), if the proposal is submitted pursuant to the Company’s Amended and Restated Code of Regulations

In accordance with our Amended and Restated Code of Regulations, a shareholder may submit notice of a shareholder proposal that it intends to raise at our Annual Meeting (and not desiring to be included in the Company’s proxy statement) only if advance written notice of such intention is received by the Secretary not less than 90 days nor more than 120 days prior to the one year anniversary date of the immediately preceding Annual Meeting of Shareholders; provided, however, that in the event that the Annual Meeting is called for a date that is not within 30 days before or after such anniversary date, notice by a shareholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which notice of the date of the Annual Meeting was mailed or public disclosure of the date of the Annual Meeting was made, whichever first occurs. A shareholder wishing to submit a shareholder proposal must follow the procedure outlined in Article I, Section 11 of our Amended and Restated Code of Regulations, titled “Advance Notice of Shareholder Proposals” and then send a signed letter of proposal to the following address: Corporate Governance Committee, c/o Secretary, Myers Industries, Inc., 1293 South Main Street, Akron, Ohio 44301. The Company disclosed the date of the 2022 Annual Meeting on February 17, 2022, and has received no proposals satisfying the requirements of Rule 14a-8 under the Exchange Act or the Company’s Amended and Restated Code of Regulations. The Company intends to hold its 2023 Annual Meeting of Shareholders on April 27, 2023.
The submission of such a notice does not ensure that a proposal can be raised at our Annual Meeting.
Incorporation by Reference
The CMD Committee Report and the Audit Committee Report (including reference to the independence of the Audit Committee members) are not deemed filed with the SEC or subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act, or the Exchange Act, except to the extent that we specifically incorporate such information by reference. The section of this proxy entitled “Compensation Discussion and Analysis” is specifically incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.
2022 Proxy Statement | 57

Cost of Proxy Solicitation
The accompanying proxy is solicited by and on behalf of the Board, whose notice of meeting is attached to this Proxy Statement, and the entire cost of such solicitation will be borne by Myers Industries. In addition to the use of the mail, proxies may be solicited by personal interview and telephone by directors, officers and employees of Myers Industries. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Myers Industries will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.
Copy of the Form 10-K
Although a copy of the Annual Report on Form 10-K is provided to you at the time of delivery of the definitive Proxy Statement, we will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for the year ended December 31, 2021, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: Myers Industries, Inc., 1293 South Main Street, Akron, Ohio 44301, Attn: Investor Relations. The Annual Report on Form 10-K is also available at www.myersindustries.com and at the SEC’s website at www.sec.gov.
Notice Regarding Delivery of Security Holder Documents
The SEC now permits companies to send a single set of annual disclosure documents to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if the Company provides advance notice and follows certain procedures. In such cases, such shareholders continue to receive a separate notice of the meeting and proxy card. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for shareholders of record; however, a number of brokerage firms may have instituted householding for beneficial owners of the Company’s shares of common stock held through such brokerage firms. If your family has multiple accounts holding shares of common stock of the Company, you already may have received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this Proxy Statement or our Annual Report promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.
Trademark
Myers Industries, Inc.® is a registered trademark of the Company.
58 | Myers Industries, Inc.

APPENDIX A
MYERS INDUSTRIES, INC.
Reconciliation of non-GAAP Financial Measures
Adjusted Operating Income, EBITDA, and Earnings per Share (unaudited)
	Year Ended December 31, 2021
	Material Handling	Distribution	Segment Total	Corporate & Other	Total
Net sales	$564,068	$197,427	$761,495	$(60)	$761,435
Gross profit					211,421
Add: Restructuring expenses and other adjustments					867
Add: Acquisition and integration costs					348
Adjusted gross profit					212,636
Gross margin as adjusted					27.9%
Operating income (loss)	62,187	15,428	77,615	(28,314)	49,301
Add: Severance costs	—	527	527	318	845
Add: Acquisition and integration costs	348	—	348	883	1,231
Add: Restructuring expenses and other adjustments	867	—	867	—	867
Less: Gain on sale of assets	(995)	—	(995)	—	(995)
Add: Environmental charges	—	—	—	700	700
Adjusted operating income (loss)(1)	62,407	15,955	78,362	(26,413)	51,949
Adjusted operating income margin	11.1%	8.1%	10.3%	n/a	6.8%
Add: Depreciation and amortization	17,803	2,208	20,011	411	20,422
Adjusted EBITDA	$80,210	$18,163	$98,373	$(26,002)	$72,371
Adjusted EBITDA margin	14.2%	9.2%	12.9%	n/a	9.5%
(1)	Includes gross profit adjustments of $1,215 and SG&A adjustments of $1,433
	Year Ended December 31, 2020
	Material Handling	Distribution	Segment Total	Corporate & Other	Total
Net sales	$343,884	$166,544	$510,428	$(59)	$510,369
Gross profit					171,960
Add: Acquisition and integration costs					552
Adjusted gross profit					172,512
Gross margin as adjusted					33.8%
Operating income (loss)	55,072	12,157	67,229	(13,679)	53,550
Add: Severance costs	905	—	905	1,512	2,417
Add: Restructuring expenses and other adjustments	—	—	—	249	249
Add: Acquisition and integration costs	556	17	573	535	1,108
Add: Environmental charges	—	—	—	500	500
Less: Lawn and Garden sale of note/release of lease guarantee liability	—	—	—	(11,924)	(11,924)
Adjusted operating income (loss)(1)	56,533	12,174	68,707	(22,807)	45,900
Adjusted operating income margin	16.4%	7.3%	13.5%	n/a	9.0%
Add: Depreciation and amortization	17,834	2,300	20,134	396	20,530
Adjusted EBITDA	$74,367	$14,474	$88,841	$(22,411)	$66,430
Adjusted EBITDA margin	21.6%	8.7%	17.4%	n/a	13.0%
(1)	Includes gross profit adjustments of $552 and SG&A adjustments of ($8,202)
2022 Proxy Statement | A-1

	Year Ended December 31,
	2021	2020
Operating income (loss)	$49,301	$53,550
Add: Severance costs	845	2,417
Add: Restructuring expenses and other adjustments	867	249
Add: Acquisition and integration costs	1,231	1,108
Less: Gain on sale of assets	(995)	—
Less: Lawn and Garden sale of note/release of lease guarantee liability	—	(11,924)
Add: Environmental charges	700	500
Adjusted operating income (loss)	51,949	45,900
Less: Interest expense, net	(4,208)	(4,688)
Adjusted income (loss) before taxes	47,741	41,212
Less: Income tax expense(1)	(12,413)	(10,715)
Adjusted net income (loss)	$35,328	$30,497
Adjusted earnings per diluted share(2)	$0.97	$0.85
(1)	Income taxes are calculated using the normalized effective tax rate for each year. The rate used in 2021 and 2020 is 26%.
(2)	Adjusted earnings per diluted share is calculated using the weighted average common shares outstanding for the respective period.
A-2 | Myers Industries, Inc.

MYERS INDUSTRIES, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MYE2022**
You may attend the Annual Meeting of Shareholders in person or via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR all of the following:

1. Election of Directors

Nominees	For	Against	Abstain
1a. YVETTE DAPREMONT BRIGHT	▢	▢	▢
1b. SARAH R. COFFIN	▢	▢	▢
1c. RONALD M. DE FEO	▢	▢	▢
1d. WILLIAM A. FOLEY	▢	▢	▢
1e. JEFFREY KRAMER	▢	▢	▢
1f. F. JACK LIEBAU, JR.	▢	▢	▢
1g. BRUCE M. LISMAN	▢	▢	▢
1h. LORI LUTEY	▢	▢	▢
1i. MICHAEL MCGAUGH	▢	▢	▢

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. Advisory Vote to Approve Executive Compensation.	▢	▢	▢
3. Ratification of Appointment of Independent Registered Public Accounting Firm.	▢	▢	▢

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000541200_1 R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

MYERS INDUSTRIES, INC.
Annual Meeting of Shareholders
April 28, 2022 9:00 AM EDT
This proxy is solicited on behalf of The Board of Directors

The undersigned hereby appoints Monica Vinay and Sue Rilley, or either of them, with full power of substitution, as proxies, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MYERS INDUSTRIES, INC. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held in person at: Courtyard By Marriott, 41 Furnace St, Akron, OH 44308 and virtually at www.virtualshareholdermeeting.com/MYE2022, at 9:00 AM EDT on April 28, 2022, and any adjournment or postponement thereof.

IF PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE OF THIS PROXY CARD AND FOR PROPOSALS 2 AND 3.

Continued and to be signed on reverse side

0000541200_2 R1.0.0.24